 Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:

We have audited the accompanying consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” and Financial Accounting Standards Board Staff Position Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (Including partial cash settlement),” and retroactively adjusted all periods presented in the consolidated financial statements for these changes.

 /s/ KPMG LLP

Roanoke, Virginia
February 26, 2009, except for Notes 1, 2, 3, 6, 8, 11, 12, 15, 16, 17, 19, 20, 22, 24, 27, 28 and 29,
which are as of May 22, 2009

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,
	2008	2007	2006
	(In thousands, except share and per share amounts)
Revenues:
Coal revenues	$2,130,581	$1,558,892	$1,610,885
Freight and handling revenues	279,853	205,086	188,366
Other revenues	54,980	33,241	34,743
Total revenues	2,465,414	1,797,219	1,833,994
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,627,960	1,284,840	1,269,910
Gain on sale of coal reserves	(12,936)	-	-
(Increase) decrease in fair value of derivative instruments, net	47,265	(8,925)	(402)
Freight and handling costs	279,853	205,086	188,366
Cost of other revenues	40,857	22,715	22,982
Depreciation, depletion and amortization	164,969	153,987	135,878
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	71,923	58,485	67,952
Total costs and expenses	2,219,891	1,716,188	1,684,686

Income from operations	245,523	81,031	149,308
Other income (expense):
Interest expense	(39,812)	(40,366)	(41,774)
Interest income	7,351	2,266	839
Loss on early extinguishment of debt	(14,702)	-	-
Gain on termination of Cliffs' merger, net	56,315	-	-
Miscellaneous income (expense), net	(3,834)	(93)	522
Total other income (expense), net	5,318	(38,193)	(40,413)
Income from continuing operations before income taxes	250,841	42,838	108,895
Income tax (expense) benefit	(52,242)	(9,965)	21,705
Income from continuing operations	198,599	32,873	130,600

Discontinued operations (Note 24)
Loss from discontinued operations	(27,873)	(6,653)	(11,246)
Mine closure/asset impairment charges	(30,172)	-	-
Gain on sale of discontinued operations	13,622	-	-
Income tax benefit	11,035	1,335	8,814
Loss from discontinued operations	(33,388)	(5,318)	(2,432)
Net income	165,211	27,555	128,168
Less : Net loss from discontinued operations
attributable to noncontrolling interest	(490)	(179)	-
Net income attributable to Alpha Natural Resources, Inc.	$165,701	$27,734	$128,168

Amounts attributable to Alpha Natural Resources, Inc.
Income from continuing operations, net of tax	$198,599	$32,873	$130,600
Loss from discontinued operations, net of tax	(32,898)	(5,139)	(2,432)
Net income attributable to Alpha Natural Resources, Inc.	$165,701	$27,734	$128,168

Basic earnings per share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$2.90	$0.51	$2.04
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.48)	(0.08)	(0.04)
Net income attributable to Alpha Natural Resources, Inc.	$2.42	$0.43	$2.00

Diluted earnings per share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$2.83	$0.51	$2.04
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.47)	(0.08)	(0.04)
Net income attributable to Alpha Natural Resources, Inc.	$2.36	$0.43	$2.00

See accompanying notes to consolidated financial statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$676,190	$54,365
Trade accounts receivable, net	163,674	183,969
Notes and other receivables	15,074	11,141
Inventories	86,594	70,780
Prepaid expenses and other current assets	50,251	59,954
Total current assets	991,783	380,209
Property, plant, and equipment, net	550,098	640,258
Goodwill	20,547	20,547
Other intangibles, net	3,835	9,376
Deferred income taxes	83,689	97,130
Other assets	59,886	63,394
Total assets	$1,709,838	$1,210,914
Liabilities
Current liabilities:
Current portion of long-term debt	$232	$2,579
Note payable	18,288	18,883
Trade accounts payable	102,975	95,749
Deferred income taxes	-	9,753
Accrued expenses and other current liabilities	140,459	96,098
Total current liabilities	261,954	223,062
Long-term debt	432,795	425,451
Workers’ compensation benefit obligations	9,604	9,055
Postretirement medical benefit obligations	60,211	53,811
Asset retirement obligation	90,565	83,020
Deferred gains on sale of property interests	2,421	3,176
Other liabilities	56,596	30,930
Total liabilities	914,146	828,505

Commitments and contingencies
Equity
Alpha Natural Resources, Inc.'s Equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	-	-
Common stock - par value $0.01, 100,000,000 shares
authorized, 70,513,880 and 65,769,303 shares issued and outstanding
at December 31, 2008 and 2007, respectively	705	658
Additional paid-in capital	484,261	227,336
Accumulated other comprehensive loss	(30,107)	(22,290)
Retained earnings	340,833	175,132
Total Alpha Natural Resources, Inc.'s equity	795,692	380,836
Noncontrolling interest	-	1,573
Total equity	795,692	382,409
Total liabilities and equity	$1,709,838	$1,210,914

See accompanying notes to consolidated financial statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2008	2007	2006
	(In thousands)

Operating activities:
Net income attributable to Alpha Natural Resources, Inc.	$165,701	$27,734	$128,168
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation, depletion and amortization	172,570	159,579	140,851
Loss on early extinguishment of debt	14,702	-	-
Amortization of debt issuance costs	4,364	2,318	2,282
Accretion of discount on convertible debt	7,681	-	-
Accretion of asset retirement obligation	7,499	6,845	4,874
Share-based compensation	17,871	9,681	20,464
Amortization of deferred gains on sales
of property interests	(679)	(891)	(1,870)
Gain on sale of discontinued operations	(13,622)	-	-
Gain on sale of fixed assets and investments	(2,474)	(2,219)	(972)
Gain on sale of coal reserves	(12,936)	-	-
Mine closure costs/asset impairment charges	34,706	-	-
Noncontrolling interests	(490)	(179)	-
Change in fair value of derivative instruments	47,265	(8,925)	(402)
Deferred income tax expense (benefit)	(17,107)	1,032	(48,720)
Other	2,042	3,637	1,317
Changes in operating assets and liabilities:
Trade accounts receivable	19,674	(12,968)	(24,101)
Notes and other receivables	(6,640)	(7,335)	3,124
Inventories	(16,037)	15,543	7,943
Prepaid expenses and other current assets	5,202	15,530	20,922
Other assets	(2,736)	(24,303)	(3,688)
Trade accounts payable	14,324	23,548	(28,359)
Accrued expenses and other current liabilities	13,864	11,684	(19,805)
Workers’ compensation benefits	622	1,375	875
Postretirement medical benefits	8,215	7,475	8,716
Asset retirement obligation	(4,825)	(6,124)	(3,187)
Other liabilities	(713)	2,704	1,649
Net cash provided by
operating activities	$458,043	$225,741	$210,081

Investing activities:
Capital expenditures	$(137,751)	$(126,381)	$(131,943)
Proceeds from disposition of property, plant,
and equipment	16,649	6,101	1,471
Investment in and advances to investee	(199)	(403)	(344)
Proceeds from sale of investment in coal terminal	1,500	-	-
Proceeds from sale of discontinued operations	45,000	-	-
Investment in Dominion Terminal Facility	(2,824)	-	-
Purchase of acquired companies	-	(43,908)	(31,532)
Other	-	(612)	2,302
Net cash used in investing activities	$(77,625)	$(165,203)	$(160,046)

Financing activities:
Repayments of note payable	$(595)	$(20,941)	$(58,315)
Proceeds from issuance of convertible debt	287,500	-	-
Repayments on long-term debt	(193,973)	(15,580)	(290,210)
Proceeds from issuance of long-term debt	-	18,900	286,821
Proceeds from issuance of common stock, net of offering costs of $7,834	164,666	-	-
Debt issuance costs	(10,861)	-	-
Premium payment on early extinguishment of debt	(10,736)	-	-
Increase (decrease) in bank overdraft	(160)	(23,654)	6,749
Tax benefit from share-based compensation	1,980	40	-
Payments of sponsor distributions related to internal restructuring	-	(2,126)	(2,400)
Proceeds from exercise of stock options	3,586	3,932	954
Net cash provided by (used in)
financing activities	$241,407	$(39,429)	$(56,401)
Net increase (decrease) in cash
and cash equivalents	$621,825	$21,109	$(6,366)
Cash and cash equivalents at beginning of period	54,365	33,256	39,622
Cash and cash equivalents at end of period	$676,190	$54,365	$33,256

See accompanying notes to consolidated financial statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

	Alpha Natural Resources, Inc. Common Stockholders
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Alpha Natural Resources Inc.'s Equity
	Shares	Amount					Noncontrolling interest	Total Equity
	(In thousands)

Balances, December 31, 2005	64,420	$644	$193,608	$-	$18,513	$212,765	$-	$212,765
Comprehensive income
Net income	-	-	-	-	128,168	128,168	-	128,168
Change in derivative financial instrument, net of income tax of $1,787	-	-	-	(5,437)	-	(5,437)	-	(5,437)
Total comprehensive income						122,731	-	122,731
Initial impact of adoption of Statement of Financial Standards No. 108, net of income tax (Note 2(t))	-	-	-	-	717	717	-	717
Exercise of stock options	60	1	953	-	-	954	-	954
Amortization of unearned stock-based compensation	484	5	20,459	-	-	20,464	-	20,464
Initial impact of adoption of Statement of Financial Standards No. 158, net of income tax	-	-	-	(13,582)	-	(13,582)	-	(13,582)
Balances, December 31, 2006	64,964	$650	$215,020	$(19,019)	$147,398	$344,049	$-	$344,049
Comprehensive income
Net income (loss)	-	-	-	-	27,734	27,734	(179)	27,555
Change in derivative financial instrument, net of income tax of $2,070	-	-	-	(6,298)	-	(6,298)	-	(6,298)
Impact of Statement of Financial Accounting Standards No. 158, net of income tax benefit of ($997)	-	-	-	3,027	-	3,027	-	3,027
Total comprehensive income (loss)						24,463	(179)	24,284
Contribution from noncontrolling interest							1,752	1,752
Exercise of stock options	268	3	3,969	-	-	3,972	-	3,972
Amortization of unearned stock-based compensation	537	5	8,347	-	-	8,352	-	8,352
Balances, December 31, 2007	65,769	$658	$227,336	$(22,290)	$175,132	$380,836	$1,573	$382,409
Comprehensive income
Net income (loss)	-	-	-	-	165,701	165,701	(490)	165,211
Change in derivative financial instrument, net of income tax of $3,111	-	-	-	(9,226)	-	(9,226)	-	(9,226)
Impact of Statement of Financial Accounting Standards No. 158, net of income tax benefit of ($478)	-	-	-	1,409	-	1,409	-	1,409
Total comprehensive income (loss)						157,884	(490)	157,394
Initial impact of Financial Accounting Standards Board Staff Position APB 14-1, net of income tax of $23,429	-	-	69,851	-	-	69,851	-	69,851
Contribution of noncontrolling interest in Gallatin in exchange for cash	-	-	-	-	-	-	(1,083)	(1,083)
Proceeds from public offering of common shares ($41.25 per share), net of offering costs of $7,834	4,182	42	164,624	-	-	164,666	-	164,666
Exercise of stock options	213	2	3,584	-	-	3,586	-	3,586
Amortization of unearned stock-based compensation	350	3	18,866	-	-	18,869	-	18,869
Balances, December 31, 2008	70,514	$705	$484,261	$(30,107)	$340,833	$795,692	$-	$795,692

See accompanying notes to consolidated financial statements.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except percentages and share data)

(1)	Business and Basis of Presentation

Organization and Business

Alpha Natural Resources, Inc. (“Alpha” or the “Company”) and its operating subsidiaries are predominantly engaged in the business of extracting, processing and marketing coal from deep and surface mines, located in the Central and Northern Appalachian regions of the United States, for sale to utility and steel companies in the United States. Alpha and its operating subsidiaries produce and sell both steam coal, used mainly for electrical generation and metallurgical coal, used in the production of steel, in the United States and in international markets. Historically, the selling prices of metallurgical coal are more volatile than the selling prices for steam coal.

On February 11, 2005, Alpha, a Delaware corporation succeeded to the business of ANR Holdings, LLC, a Delaware limited liability company (ANR Holdings) in a series of internal restructuring transactions (“Internal Restructuring”), and on February 18, 2005, Alpha completed the initial public offering of its common stock. Prior to the Internal Restructuring transactions, ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. (the FR Affiliates), entities under the common control of First Reserve GP IX, Inc., were the owners of 54.7% of the membership interests in ANR Holdings, and the remaining membership interests in ANR Holdings were held by affiliates of American Metals & Coal International, Inc. (AMCI), Alpha Coal Management, LLC (ACM) and Madison Capital Funding, LLC.

The FR Affiliates were entities under the common control of First Reserve GP IX, Inc. and were formed in 2002 to acquire coal mining assets in the Appalachian region of the United States. In December 2002, the FR Affiliates formed ANR Holdings, LLC (ANR Holdings). ANR Holdings was the parent of Alpha Natural Resources, LLC and the latter entity and its subsidiaries acquired our predecessor, the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink's Company (formerly known as The Pittston Company), on December 13, 2002.

The acquisition of Coastal Coal Company, LLC was completed on January 31, 2003 by subsidiaries of ANR Holdings. The acquisition of the majority of the North American operations of American Metals and Coal International, Inc. (U.S. AMCI) was completed on March 11, 2003. Concurrent with the acquisition of U.S. AMCI, ANR Holdings issued additional membership interests in the aggregate amount of 45.3% to the former owners of U.S. AMCI, Madison Capital Funding, LLC and members of management in exchange for the net assets of U.S. AMCI and cash. After completion of this transaction, the FR Affiliates owned 54.7% of ANR Holdings. Other major acquisitions include the acquisition of Mears Enterprises, Inc. and affiliated entities on November 17, 2003, and the acquisition of the Nicewonder Coal Group on October 26, 2005.

The acquisition of Progress Fuel Corp, a subsidiary of Progress Energy, was completed on May 1, 2006.  The Progress acquisition consisted of the purchase of the outstanding capital stock of Diamond May Coal Co. and Progress Land Corp., and the assets of Kentucky May Coal Co., Inc. The operations acquired are adjacent to the Company's Enterprise business unit and were integrated into Enterprise.

The acquisition of Mingo Logan from Arch Coal, Inc. was completed on June 29, 2007. The Mingo Logan purchase consists of coal reserves, one active deep mine and a load-out and processing plant, which is managed by the Company’s Callaway business unit.

On April 7, 2008, the Company completed concurrent public offerings of 4,181,817 shares of common stock at $41.25 per share and $287,500 aggregate principal amount of 2.375% convertible senior notes due 2015 (the “convertible notes”).  The aggregate net proceeds from the common stock offerings and the notes offerings were $443,262 after commissions and expenses.

Basis of Presentation

The consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, respectively, include Alpha and its majority owned and controlled subsidiaries. The entities included in the financial statements are collectively referred to as “the Company.”

On September 26, 2008, the Company sold its interests in Gallatin Materials, LLC. (“Gallatin”) to an unrelated third party.   The results of operations for the current and prior periods have been reported as discontinued operations (See Note 24).

On December 3, 2008, the Company announced the permanent closure of the Whitetail Kittanning Mine, an adjacent coal preparation plant and other ancillary facilities (“Kingwood”).  The decision resulted from adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location.  The mine stopped producing coal in early January 2009 and Kingwood ceased equipment recovery operations at the end of April 2009.  Effective with the stopping of coal production in the first quarter of 2009, the results of operations for the current and prior periods have been reported as discontinued operations (See Note 24).

On January 1, 2009, the Company adopted FASB Staff Position (“FSP”) Accounting Principle Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).  FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  Early adoption was not permitted and retroactive application to all periods presented is required.  Due to the adoption of FSP APB 14-1 on January 1, 2009, certain adjustments have been made to the Company’s 2008 consolidated financial statements (See Note 11).

 In December 2007, the FASB issued SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”).    SFAS 160 changed the accounting and reporting for minority interests, which have been recharacterized as noncontrolling interests, and classified as a component of equity.  SFAS 160 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all in the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The presentation and disclosure requirements of SFAS 160 were adopted January 1, 2009 and applied retrospectively. Other than the change in presentation of noncontrolling interests, the adoption of SFAS 160 had no impact on the Company’s financial statements.

(2)	Summary of Significant Accounting Policies and Practices

(a)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid, short-term investments. Cash and cash equivalents are stated at cost, which approximates fair market value. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.  The Company’s cash equivalents are maintained in AAA rated funds, backed by the U.S. government.  As of December 31, 2008 and 2007, the Company had cash and cash equivalents of $676,190 and $54,365, respectively.

(b)	Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was $104 and $399 at December 31, 2008 and 2007, respectively. Credit losses were insignificant in the three-year period ending December 31, 2008. However, the global financial markets have been experiencing extreme disruption in recent months, including, among other things, severely diminished liquidity and credit availability.  The Company continues to monitor these developments and the resulting impact on its business and its suppliers and customers closely. A continuation or worsening of the current economic conditions, a prolonged global, national or regional economic recession or other similar events, may significantly impact the creditworthiness of the Company’s customers, which could increase the risk the Company bears on payment default in future periods.  The Company does not have off-balance sheet credit exposure related to its customers.

(c)	Inventories

Coal inventories are stated at the lower of cost or market. The cost of coal inventories is determined based on average cost of production, which includes all costs incurred to extract, transport and process the coal. Coal is classified as inventory at the point in time the coal is extracted from the mine and weighed at a loading facility.

Material and supplies inventories are valued at average cost, less an allowance for obsolete and surplus items.

(d)	Property, Plant, and Equipment

Costs for mineral properties, mineral rights, and mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method over the estimated proven and probable reserve tons. Mine development costs include costs incurred for site preparation and development of the mines during the development stage. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over estimated useful lives ranging from 2 to 20 years. Leasehold improvements are amortized, using the straight-line method, over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefitted. Maintenance and repairs are expensed as incurred.

(e)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”), long-lived assets, such as property, plant, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(f)	Goodwill

Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually (as of August 31) in accordance with the provisions of SFAS 142. The impairment review in 2008 supported the carrying value of goodwill.

(g)	Health Insurance Programs

The Company is principally self-insured for costs related to health and medical claims. The Company utilizes commercial insurance to cover specific claims in excess of $500. Estimated liabilities for health and medical claims are recorded based on the Company's historical experience and includes a component for incurred but not reported claims.

(h)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including objective evidence obtained from historical earnings, future sales commitments, the expected level of future taxable income and available tax planning strategies, and the impact the alternative minimum tax has on utilization of deferred tax assets. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, we may record a change to the valuation allowance through income tax expense in the period the determination is made.

(i)	Asset Retirement Obligation

Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company's operations. The Company records these reclamation obligations under the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”).  SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations.

In connection with the business acquisitions described in Note 20, the Company recorded the fair value of the reclamation liabilities assumed as part of the acquisitions in accordance with SFAS 143.

(j)	Royalties

Lease rights to coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. The Company regularly reviews recoverability of advance mining royalties and establishes or adjusts the allowance for advance mining royalties as necessary using the specific identification method. In instances where advance payments are not expected to be offset against future production royalties, the Company establishes a provision for losses on the advance payments that have been paid and the scheduled future minimum payments are expensed and recognized as liabilities. Advance royalty balances are charged off against the allowance when the lease rights are either terminated or expire.

The changes in the allowance for advance mining royalties from continuing operations were as follows:

Balance at December 31, 2005	$4,175
Provision for non-recoupable advance mining royalties	2,210
Write-offs of advance mining royalties	(526)
Balance at December 31, 2006	5,859
Provision for non-recoupable advance mining royalties	511
Write-offs of advance mining royalties	(1,009)
Balance at December 31, 2007	5,361
Provision for non-recoupable advance mining royalties	504
Write-offs of advance mining royalties	(1,785)
Balance at December 31, 2008	$4,080

The changes in the allowance for advance mining royalties from discontinued operations were as follows:

Balance at December 31, 2005	$655
Provision for non-recoupable advance mining royalties	5
Write-offs of advance mining royalties	(240)
Balance at December 31, 2006	420
Provision for non-recoupable advance mining royalties	-
Write-offs of advance mining royalties	(245)
Balance at December 31, 2007	175
Provision for non-recoupable advance mining royalties	3,949
Write-offs of advance mining royalties	(275)
Balance at December 31, 2008	$3,849

(k)	Revenue Recognition

The Company recognizes revenue on coal sales when title passes to the customer in accordance with the terms of the sales agreement. Revenue from domestic coal sales is recorded at the time of shipment or delivery to the customer, and the customer takes ownership and assumes risk of loss based on shipping terms. Revenue from international coal sales is recorded at the time coal is loaded onto the shipping vessel, when the customer takes ownership and assumes risk of loss.  In the event that a new contract is negotiated with a customer which incorporates an old contract with different pricing, the Company recognizes as revenue the lower of the cumulative amount billed or an amount based on the weighted average price of the new and old sales price applied to the tons sold.

Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues generally consist of road construction, equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties and rental income. These revenues, except for road construction, are recognized in the period earned or when the service is completed.  Revenue from road construction contracts is recognized under the percentage of completion method of accounting for long-term contracts in accordance with Accounting Research Bulletin No. 45, Long-Term Construction Contracts, and the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

(l)	Deferred Financing Costs

Deferred financing costs are being amortized to interest expense over the life of the related indebtedness or credit facility using the straight-line method which approximates the effective interest method. Unamortized deferred financing costs are included in other assets in the accompanying balance sheets.  Amortization expense for the years ended December 31, 2008, 2007 and 2006 totaled $3,638, $2,318 and $2,282, respectively.

(m)	Virginia Coalfield Employment Enhancement Tax Credit

For tax years 1996 through 2014, Virginia companies with an economic interest in coal earn tax credits based upon tons sold, seam thickness, and employment levels. The maximum credit earned equals $0.40 per ton for surface mined coal and $1.00 or $2.00 per ton for deep mined coal depending on seam thickness. Credits allowable are reduced from the maximum amounts if employment levels are not maintained from the previous year, and no credit is allowed for coal sold to Virginia utilities. Currently, the cash benefit of the credit is realized three years after being earned and either offsets taxes imposed by Virginia at 100% or is refundable by the state at 85% of the face value to the extent taxes are not owed. The Company records the present value of the portion of the credit that is refundable as a reduction of operating costs as it is earned.

(n)	Workers' Compensation and Pneumoconiosis (Black Lung) Benefits

Workers' Compensation

The Company is self-insured for workers' compensation claims at certain of its operations in West Virginia. Workers' compensation at all other locations in West Virginia and at locations in all other states where the Company operates is covered by a third-party insurance provider.

 The liabilities for workers' compensation claims that are self-insured are estimates of the ultimate losses incurred based on the Company's experience, and include a provision for incurred but not reported losses. Adjustments to the probable ultimate liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study.

Black Lung Benefits

The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung disease. These claims are covered by a third-party insurance provider in all locations where the Company operates with the exception of West Virginia. The Company is self-insured for state black lung related claims at certain locations in West Virginia. The Company accounts for self-insured black lung obligations under the provisions of SFAS No. 106, Employers‘ Accounting for Postretirement Benefit Other than Pension (“SFAS 106”), and SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”).

Charges are made to operations for self-insured state black lung claims in West Virginia, as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee's applicable term of service. The Company did not assume any responsibility for workers' compensation or black lung claims incurred by any of its subsidiaries prior to their acquisition. Effective December 31, 2006, the Company adopted SFAS 158, which requires that the Company recognize on its balance sheet the amount of the Company's unfunded Accumulated Benefit Obligation (“ABO”) at the end of the year. The initial effect of the adoption of SFAS 158 was recorded in accumulated other comprehensive loss, net of tax. Amounts recognized in accumulated other comprehensive loss are adjusted out of accumulated other comprehensive loss when they are subsequently recognized as components of net periodic benefit cost.  Subsequent to the year of adoption, these are recorded as components of comprehensive income (loss).

(o)	Postretirement Benefits Other Than Pensions

The Company accounts for health care benefits provided for current and certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees and over the estimated average remaining life for retirees. Effective December 31, 2006, the Company adopted SFAS 158, which requires that the Company recognize on its balance sheet the amount of the Company's unfunded Accumulated Postretirement Benefit Obligation (“APBO”) at the end of the year. The initial effect of the adoption of SFAS 158 was recorded in accumulated other comprehensive loss, net of tax. Amounts recognized in accumulated other comprehensive loss are adjusted out of accumulated other comprehensive loss when they are subsequently recognized as components of net periodic benefit cost. Subsequent to the year of adoption, these are recorded as components of comprehensive income (loss).

(p)	Equity Investments

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Under the equity method of accounting, the Company's proportionate share of the investment company's income or loss is included in the Company's net income or loss with a corresponding increase or decrease in the carrying value of the investment.
Effective January 1, 2009, the Company adopted SFAS 160, which changed the accounting and reporting for minority interests, which have been recharacterized as noncontrolling interests, and classified as a component of equity.  SFAS 160 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all in the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The presentation and disclosure requirements of SFAS 160 that were adopted January 1, 2009 have been applied retrospectively.  Other than the change in presentation of noncontrolling interests, the adoption of SFAS 160 had no impact on the Company’s financial statements.

(q)	Share-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires that the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors be based on the estimated fair value of the awards over the requisite service or vesting period. Prior to January 1, 2006, the Company measured stock-based compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (“APB 25”).

In adopting SFAS 123(R), the Company has elected to use the modified prospective transition method and accordingly, has not restated results from prior periods. Under this transition method, stock-based compensation expense includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Stock-based compensation expense for all awards granted after December 31, 2005 is also based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

(r)	Derivative Financial Instruments

Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”). SFAS 133 requires all derivative financial instruments to be reported on the balance sheet at fair value. Changes in fair value are recognized either in earnings or equity, depending on whether the transaction qualifies for hedge accounting, and if so, the nature of the underlying exposure being hedged and how effective the derivatives are at offsetting price movements in the underlying exposure.

The Company accounts for certain forward purchase and forward sale contracts that do not qualify under the “normal purchase and normal sale” exception of SFAS 133 as derivatives and records these contracts as assets or liabilities at fair value. Accordingly, changes in fair value for these forward sales and forward purchase contracts have been recorded in the income statement and are reflected in (increase) decrease in fair value of derivatives instruments, net. At December 31, 2008, we had unrealized gains (losses) on open sales and purchase contracts in the amount of $2,854 and ($3,042), respectively. At December 31, 2007, the Company had unrealized gains (losses) on open sales and purchase contracts of ($2,139) and $11,253, respectively. These amounts are recorded in prepaid expenses and other current assets and accrued expenses and other current liabilities, respectively.

The Company utilizes interest rate swap agreements to modify the interest characteristics of a portion of the Company's outstanding debt. The swap agreements essentially convert variable-rate debt to fixed-rate debt and have been designated as cash flow hedges. Changes in the fair value of interest rate swaps designated as hedging instruments of the variability of cash flows associated with floating rate and long-term debt obligations are reported in accumulated other comprehensive income (loss). These amounts are subsequently reclassified into interest expense in the same period in which the related floating rate debt obligation affects earnings.

The Company is also exposed to the risk of fluctuations in cash flows related to its purchase of diesel fuel. The Company has entered into diesel fuel swap agreements and diesel fuel put options to reduce the volatility in the price of diesel fuel for its operations. The diesel fuel swap agreements and put options are not designated as hedges for accounting purposes, and therefore the changes in the fair value for these derivative instrument contracts have been recorded in the income statement and are reflected in (increase) decrease in fair value of derivative instruments, net. These diesel fuel swaps and put options use the NYMEX New York Harbor #2 heating oil as the underlying commodity reference price.  Any unrealized loss is recorded in other current liabilities and other liabilities.  Any unrealized gain is recorded in other current assets and other assets.

As of December 31, 2008, we had in place swap agreements with respect to 33.1 million gallons of diesel fuel, at fixed prices ranging from $1.61 to $4.10 per gallon, which mature in 2009 to 2011.  At December 31, 2008, the fair value of these diesel fuel swap agreements is a liability of $37,988, of which $21,176 is recorded in accrued expenses and other current liabilities and $16,812 is recorded in other liabilities.  At December 31, 2007, the fair value of diesel fuel swap agreements was an asset of $36.

The Company has also employed an options strategy – both purchasing and selling put options – to protect cash flows in the event diesel fuel prices decline. As of December 31, 2008, we had purchased put options for 2.6 million gallons for the first six months of 2009 at a strike price of $3.50 per gallon. In the event that No. 2 heating oil prices decline below the strike price, we can exercise the put options and sell the 2.6 million gallons at the strike price, therefore reducing the negative impact of any of the swap agreements that have settlement prices above market. As of December 31, 2008, we also sold put options for 2.6 million gallons for the first six months of 2009 at a strike price of $3.00 per gallon. This was part of a put spread strategy that effectively provided protection for market prices between $3.00 and $3.50.  In the event that No. 2 heating oil prices decline below the $3.00 strike price, then the sold put options will offset the purchased put options with no net benefit or cost.  The fair value of all these diesel fuel put options is a net asset of $1,281 of which $5,186 is recorded in prepaid expenses and other current assets and $3,905 is recorded in accrued expenses and other current liabilities as of December 31, 2008.  At December 31, 2007, the fair value of diesel fuel put options was an asset of $204.

(s)	New Accounting Pronouncements Issued and not yet Adopted

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which amends SFAS 133.  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect the Company’s financial position and results of operations.

In December 2007, the FASB issued  SFAS 141(R), Business Combinations (“SFAS 141(R)”),  which will significantly change the accounting for and reporting of business combination transactions. SFAS 141(R) retains the underlying concepts of SFAS 141, Business Combinations, in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, until either abandoned or completed, at which point the useful lives will be determined; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.  Upon adoption, SFAS 141(R) will not have a significant impact on the Company’s consolidated financial statements; however, any business combination the Company enters into after the adoption may significantly impact the Company’s financial position and results of operations when compared to acquisitions accounted for under existing U.S. Generally Accepted Accounting Principles (GAAP) and result in more earnings volatility and generally lower earnings due to the expensing of deal costs and restructuring costs of acquired companies.

(t)	Adoption of SAB 108

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of assessing materiality. SAB 108 was effective for the Company for the year ended December 31, 2006 and provided for a one time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors which were not previously deemed to be material, but which are material under the guidance of SAB 108. As a result of the adoption of SAB 108, the Company changed its method of accounting for costs related to perpetual water treatment and also for certain materials and supplies inventories which are used in mining operations.  For the year ended December 31, 2006, the Company recorded a cumulative effect adjustment to increase beginning retained earnings by $717 (net of income tax effect of $238) for the net effect of these accounting changes. The Company considered the impact of these errors to be immaterial prior to the adoption of SAB 108.

Perpetual Water Treatment

The Company is legally obligated to treat runoff and effluence for its mines and preparation plants, including for closed sites, and prior to the adoption of SAB 108 had historically expensed these costs as paid. The Company believes these costs should be accrued when incurred pursuant to SFAS 143.  Substantially all of these obligations existed upon formation of the Company and were assumed as a result of acquisitions prior to formation. Upon adoption of SAB 108 for the year ended December 31, 2006, the Company recorded an increase to property, plant and equipment, net of $1,877, an increase to goodwill of $1,906, an increase to deferred tax assets of $678, an increase to other long-term assets of $82, a reduction of deferred gain on sales of property interest of $1,115, an increase to asset retirement obligation of $7,700 and a decrease in beginning retained earnings of $2,042.

Mine Supplies Inventory

Since its formation, the Company has not recorded as inventory certain mine supplies, including tires, explosives and fuel that are maintained at some of its mines and used in mine operations. The Company's policy was to expense these costs when the supplies were purchased. Since the inventory balances remained consistent from period to period, the impact of this policy was considered immaterial prior to the adoption of SAB 108. Upon adoption of SAB 108, the Company changed its policy to record these amounts in inventory when purchased and to expense the items when used in mining operations. For the year ended December 31, 2006, the Company recorded an increase to inventory of $3,675, a decrease in deferred tax assets of $916 and an increase in beginning retained earnings of $2,759.

(u)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves; allowance for non-recoupable advance mining royalties; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion, and amortization; workers' compensation and black lung claims; postretirement benefits other than pensions; income taxes; revenue recognized using the percentage of completion method and the related estimated costs to complete; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

(v)	Reclassifications

Prior period coal revenues and cost of coal sales have been adjusted to exclude changes in the fair value of coal and diesel fuel derivative contracts to conform to the current year presentation.  In addition, prior period trade accounts payable and accrued expenses and other current liabilities have been reclassified to reflect the current year presentation.  These reclassification adjustments had no effect on previously reported income from operations, net income, current liabilities, or total liabilities.

(3)	Earnings Per Share

The number of shares used to calculate basic earnings (loss) per share is based on the weighted average number of the Company’s outstanding common shares during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of common shares used to calculate basic earnings (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by the Company’s employees and directors during each period and the 2.375% convertible senior notes due 2015 that are convertible into the Company’s common stock. The convertible senior notes due 2015 become dilutive for earnings per share calculations when the average share price for the quarter exceeds the conversion price of $54.66.  The shares that would be issued to settle the conversion spread are included in the diluted earnings per share calculation when the conversion option is in the money and amounted to 734,613 shares for the December 31, 2008 year to date diluted earnings per share calculation.

The computations of basic and diluted net income per share for 2008, 2007, and 2006, are set forth below:

	Year Ended December 31,
	2008	2007	2006
Numerator:
Income from continuing operations
attributable to Alpha Natural Resources, Inc.	$198,599	$32,873	$130,600
Loss from discontinued operations
attributable to Alpha Natural Resources, Inc.	(32,898)	(5,139)	(2,432)
Net Income attributable to Alpha Natural Resources, Inc.	$165,701	$27,734	$128,168

Denominator:
Weighted average shares - basic	68,453,724	64,631,507	64,093,571
Dilutive effect of stock equivalents	1,806,011	377,923	57,209
Weighted average shares- diluted	70,259,735	65,009,430	64,150,780

Basic earnings per share:
Income from continuing operations
attributable to Alpha Natural Resources, Inc.	$2.90	$0.51	$2.04
Loss from discontinued operations
attributable to Alpha Natural Resources, Inc.	(0.48)	(0.08)	(0.04)
Net income per basic share
attributable to Alpha Natural Resources, Inc.	$2.42	$0.43	$2.00

Diluted earnings per share:
Income from continuing operations
attributable to Alpha Natural Resources, Inc.	$2.83	$0.51	$2.04
Loss from discontinued operations
attributable to Alpha Natural Resources, Inc.	(0.47)	(0.08)	(0.04)
Net income per diluted share
attributable to Alpha Natural Resources, Inc.	$2.36	$0.43	$2.00

(4)	Inventories

Inventories consisted of the following:

	December 31,
	2008	2007

Raw coal	$9,018	$8,754
Saleable coal	61,297	48,928
Equipment purchased for resale	2,282	1,688
Materials and supplies	13,997	11,410
Total inventories	$86,594	$70,780

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2008	2007

Prepaid insurance	$22,148	$20,958
Advanced mining royalties, net	2,538	4,884
Refundable income taxes	-	8,841
Fair value of certain derivative contracts instruments	8,040	11,492
Prepaid freight	11,312	11,213
Other prepaid expenses	6,213	2,566
Total prepaid expenses and other current assets	$50,251	$59,954

(6)	Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 31,
	2008	2007

Land	$12,882	$14,226
Mineral rights	339,330	343,152
Plant and mining equipment	681,362	616,917
Vehicles	7,154	5,659
Mine development	84,815	61,433
Office equipment and software	15,118	13,030
Construction in progress	3,982	25,410
	1,144,643	1,079,827
Less accumulated depreciation, depletion, and amortization	594,545	439,569
Property, plant, and equipment, net	$550,098	$640,258

As of December 31, 2008, the Company had commitments to purchase approximately $63,980 of new equipment, expected to be acquired at various dates in 2009.

Depreciation and amortization expense from continuing operations associated with property, plant and equipment was $121,102, $115,446 and $95,992, and depletion expense from continuing operations was $47,843, $43,447 and $40,422, for the years ended December 31, 2008, 2007, and 2006, respectively.

Interest costs applicable to major asset additions are capitalized during the construction period.  During the years ended December 31, 2008, 2007, and 2006, interest costs of $942, $1,743, and $827 were capitalized.

(7)	Other Intangibles

Other intangible assets consisted of the following:

	December 31, 2008		December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Sales contracts	$5,084	$2,994	$5,084	$1,907
Customer relationships	4,762	3,017	8,006	2,065
Noncompete agreements	-	-	927	669
	$9,846	$6,011	$14,017	$4,641

Total amortization expense for the above intangible assets was $2,297, $2,122 and $3,210 for the years ended December 31, 2008, 2007 and 2006, respectively, and is expected to be approximately $2,429, $1,199, $69, and $138 for the years ended December 31, 2009, 2010, 2011, and thereafter, respectively.

(8)	Other Assets

Other assets consisted of the following:

	December 31,
	2008	2007

Advance mining royalties, net	$14,234	$16,174
Deferred loan costs, net of accumulated amortization of $5,152 and $6,245 in 2008 and 2007, respectively	12,161	11,501
Investment in terminal facility	3,484	1,498
Investment in Excelven Pty Ltd	-	4,870
Virginia tax credit receivable	19,242	20,181
Davis-Bacon litigation (See Note 23)	7,925	6,125
Other	2,840	3,045
Total other assets	$59,886	$63,394

(9)	Note Payable

At December 31, 2008, the company had one note payable for $18,288 that was incurred to finance various insurance premiums. Interest, which accrues at the rate of 4.44%, and principal are due in monthly installments, with the final payment due in October 2009. At December 31, 2007, note payable included $18,883 that was incurred to finance various insurance premiums. Interest, which accrued at the rate of 4.96%, and principal were paid in monthly installments, with the final payment paid in September 2008.

(10)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2008	2007

Wages and employee benefits	$48,174	$29,750
Current portion of asset retirement obligation	8,375	8,179
Taxes other than income taxes	15,489	16,884
Freight	8,575	8,154
Contractor escrow	1,524	1,201
Deferred revenues	755	1,355
Current portion of self-insured workers' compensation benefits	1,718	1,779
Workers' compensation insurance premium payable	635	1,340
Interest payable	3,237	2,876
Fair value of certain derivative contracts	28,123	2,139
Unamortized portion of unfavorable coal sales contract	2,894	6,763
Construction billings in excess of costs	-	5,454
Income taxes payable	11,749	-
Other	9,211	10,224
Total accrued expenses and other current liabilities	$140,459	$96,098

(11)	Long-Term Debt

  Long-term debt consisted of the following:

	December 31,
	2008	2007

Term loan due 2012	$233,125	$233,125
2.375% convertible senior note due 2015	287,500	-
Convertible senior notes discount	(87,830)	-
10% senior notes repurchased in 2008	-	175,000
Gallatin loan facility	-	18,500
Capital lease obligation	232	705
Other	-	700
Total long-term debt	433,027	428,030
Less current portion	232	2,579
Long-term debt, net of current position	$432,795	$425,451

Term Loan

On October 26, 2005, Alpha Natural Resources, LLC (“ANR LLC”), entered into a senior secured credit facility with a group of lending institutions led by Citicorp North America, Inc., as administrative agent (the “Credit Facility”). The Credit Facility consists of a $250,000 term loan facility and a $275,000 revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit.

In March 2008, the Company and its subsidiary, ANR LLC, entered into two amendments to the related Credit Agreement.  One of these amendments increased the amount available under the revolving credit portion of the facility from $275,000 to $375,000. The other amendment, among other things, removed Alpha Natural Resources, Inc. from the application of most of the restrictive covenants and added exceptions to certain other covenants relating to payment of dividends and distributions.

On October 6, 2008, the Parent and ANR LLC entered into a further amendment to the credit agreement.  This amendment included certain technical amendments to permit ANR LLC and certain of its affiliates to enter into a permitted receivables financing, as well as an increase in the limit on annual capital expenditures from $150 million to $200 million.

As of December 31, 2008 and 2007, there were $233,125 in borrowings under the term loan facility and no borrowings under the revolving credit facility. In addition, there were $82,575 and $82,195 in letters of credit outstanding for December 31, 2008 and 2007, respectively. At December 31, 2008, $292,425 was available for borrowing.

The Credit Agreement places restrictions on the ability of ANR LLC and its subsidiaries to make distributions or loans to the Company. The net assets of ANR LLC are restricted, except for allowable distributions for the payment of income taxes, administrative expenses, payments on qualified debt, and, in certain circumstances, dividends or repurchases of common stock of the Company.

All of the Company borrowings under the Credit Agreement are at a variable rate, so the Company is exposed to the effect of rising interest rates. As of December 31, 2008, the Company has a $233,125 term loan outstanding with a variable interest rate based upon the 3-month London Interbank Offered Rate (“LIBOR”) (1.50% at December 31, 2008) plus the applicable margin (1.50% at December 31, 2008). To reduce the Company's exposure to rising interest rates, effective May 22, 2006, the Company entered into a pay-fixed, receive variable interest rate swap on the notional amount of $233,125 for a period of approximately six and one-half years. In effect, this swap converted the variable interest rates based on LIBOR to a fixed interest rate of 5.59% plus the applicable margin defined in the debt agreement for the remainder of our term loan. The Company accounts for the interest rate swap as a cash flow hedge and changes in fair value of the swap are recorded to other comprehensive income (loss). The critical terms of the swap and the underlying debt instrument that it hedges coincide; resulting in no hedge ineffectiveness being recognized in the income statement during the years ended December 31, 2008, 2007, and 2006.  The fair value of the swap at December 31, 2008 was a liability of $27,929 which was recorded in other liabilities in the condensed consolidated balance sheet and the offsetting unrealized loss of $20,961, net of tax benefit, was recorded in accumulated other comprehensive loss. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive loss related to the derivative hedging instrument are reclassified into earnings to obtain a net cost on the debt obligation of 5.59% plus the applicable margin. For the years ended December 31, 2008, 2007, and 2006, $4,904, $648, and $314 of losses in accumulated other comprehensive loss were reclassified into interest expense.

2.375% Convertible Senior Notes Due June 2015

On April 7, 2008, the Company completed a public offering of $287,500 aggregate principal amount of 2.375% convertible senior notes due 2015.  The notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008. The Notes will mature on April 15, 2015, unless previously repurchased by the Company or converted.  The convertible senior notes are the Company's senior unsecured obligations and rank equally with all existing and future senior unsecured indebtedness.  The convertible senior notes are effectively subordinated to all of the existing and future secured indebtedness and all existing and future liabilities of the Company’s subsidiaries, including trade payables. The Company used the net proceeds from this offering and concurrent offering of common stock, in part, to repurchase $175,000 aggregate principal amount of the 10% senior notes due 2012, co-issued by ANR LLC and Alpha Natural Resources Capital Corp, resulting in a $14,702 loss on early extinguishment of debt.

On January 1, 2009, the Company adopted FSP APB 14-1, which has been retrospectively applied to the accounting for the notes as of April 7, 2008 and for the year ended December 31, 2008.   FSP APB 14-1 applies to all convertible debt instruments that have a ‘‘net settlement feature,” which means that such convertible debt instruments, by their terms, may be settled either wholly or partially in cash upon conversion.  FSP APB 14-1 requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers’ nonconvertible debt borrowing rate.  Adoption of the standard resulted in the following balance sheet impacts at December 31, 2008: (1) a reduction of debt by $87,830 and an increase in paid in capital of $69,851, (2) an increase to deferred loan costs of $5,309, (3) a net reduction to deferred tax assets of $23,124 ($36,262 reduction in deferred tax assets, offset by a $13,138 change in the valuation allowance), and (4) a net increase in retained earnings of $164.  The deferred loan fees and debt discount will be amortized and accreted, respectively, over the term of the convertible notes, which are due in 2015.  The Company recorded pretax non-cash interest expense of $8,318 for the year ended December 31, 2008, which is comprised of $7,681 related to additional interest expense for the accretion of the liability component of the debt and $637 related to the deferred loan cost amortization.

As of December 31, 2008, the notes were not convertible, and the carrying amounts of the debt and the equity components were $199,670 and $95,511, respectively.  The unamortized discount of the liability was $87,830 at December 31, 2008 and will continue to be amortized over 6 years.  For the year ended December 31, 2008, the effective interest rate on the liability component was 8.64% and the Company recognized interest expense of $4,988 and $7,681 on the contractual interest coupon and accretion of the discount of the liability, respectively.

The convertible senior notes will be convertible into cash or cash and shares of the Company’s common stock based on an initial conversion rate, subject to adjustment, of 18.2962 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $54.66 per share), in certain circumstances.  Subject to earlier repurchase, holders may convert their convertible senior notes prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

1.
the convertible senior notes will be convertible during any calendar quarter (and only during that quarter) if the closing sale price per share of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

2.
the convertible senior notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during that period;

3.	the convertible senior notes will be convertible upon the occurrence of specified corporate transactions; and
4.	the convertible senior notes will be convertible at any time from, and including, January 15, 2015 until the close of business on the business day immediately preceding April 15, 2015.

Upon conversion of the convertible senior notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock or a combination thereof, at the Company's election.  A holder that surrenders convertible senior notes for conversion in connection with a “make-whole fundamental change,” as defined in the supplemental indenture relating to the notes, may in certain circumstances be entitled to an increased conversion rate.  In addition, if a "fundamental change" (also as defined in the supplemental indenture) occurs, holders may require the Company to repurchase all or a portion of their convertible senior notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.  The convertible senior notes are not redeemable at the Company’s option prior to maturity.

On July 1, 2008, the convertible senior notes became convertible at the option of the holders and remained convertible through September 30, 2008.  The notes were convertible because the Company’s common stock exceeded the conversion threshold price of $71.06 per share (130% of the applicable conversion price of $54.66 per share) for at least twenty trading days ending June 30, 2008.    The convertible senior notes are not convertible at December 31, 2008 and as a result they are classified as long term.

10% Senior Notes Due June 2012

In 2008, ANR LLC and Alpha Natural Resources Capital Corp. repurchased $175,000 aggregate principal amount of the 10% senior notes due June 2012, resulting in a $14,702 loss on early extinguishment of debt.  The $175,000 aggregate principal amount of 10% senior notes due 2012 was issued on May 18, 2004 by ANR, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp. in a private placement offering under Rule 144A of the Securities Act of 1933, as amended, resulting in net proceeds of approximately $171,500 after fees and other offering costs. The senior notes were unsecured but were guaranteed fully and unconditionally on a joint and several basis by all of the Company's wholly-owned domestic restricted subsidiaries other than the issuers of the notes, and the Company, as the parent guarantor as a result of the merger of ANR Holdings in the Company. The senior notes were the Company's senior unsecured obligations and ranked equally in right of payment to any existing and future unsecured indebtedness and ranked senior in right of payment to any future subordinated or senior subordinated indebtedness. The senior notes were effectively subordinated in right of payment to the Company's secured indebtedness, including borrowings under the credit facility. Interest on the senior notes was payable semi-annually in June and December.

Gallatin Loan Facility

Gallatin entered into a non-recourse senior secured loan facility with Nedbank Limited on December 28, 2006 (the “Gallatin Loan Facility”) to provide phase one project financing for the construction of assets in the amount of $20,550 at an interest rate based upon the 6-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin.  The final maturity date was July 26, 2016.   On September 26, 2008, the Company sold Gallatin for cash in the amount of $45,000.  The proceeds were used in part to repay the outstanding amount under the Gallatin Loan Facility.

Other Indebtedness

The Company entered into a capital lease for equipment in conjunction with the purchase of substantially all of the assets of Moravian Run Reclamation Co., Inc. on April 1, 2004. The lease has a term of sixty months with monthly payments ranging from $20 to $60 with a final balloon payment of $180 in March 2009. The effective interest rate on the capital lease is approximately 12.15%. The capitalized cost of the leased property was $1,847 at December 31, 2008. Accumulated amortization was $1,752 and $1,397 at December 31, 2008 and 2007, respectively. Amortization expense on capital leases is included with depreciation expense.  As of December 31, 2008, the future minimum lease payments under this capital lease obligation, which expires in 2009, are $232.

In the Company's acquisition of Progress in 2006, it assumed a capital lease obligation through Caterpillar Financial Services. The remaining lease term was 29 months with monthly payments of $23 starting in May of 2006 and expiring in June of 2008. The effective interest rate on the capital lease was approximately 4.26%. The capitalized cost of the leased property was $513 at December 31, 2008. Accumulated amortization was $274 and $171 at December 31, 2008 and 2007, respectively. Amortization expense on capital leases is included with depreciation expense.

 Future maturities of long-term debt and capital lease obligations are as follows as of December 31, 2008:

Year ending December 31:
2009	$232
2010	-
2011	-
2012	233,125
2013	-
Thereafter	199,670
Total long-term debt	$433,027

(12)	Asset Retirement Obligation

At December 31, 2008 and 2007, the Company has recorded asset retirement obligation accruals for mine reclamation and closure costs (including perpetual water treatment) from discontinued and continuing operations totaling $98,940 and $91,199, respectively. The portion of the costs expected to be incurred within a year from discontinued and continuing operations in the amount of $8,375 and $8,179, at December 31, 2008 and 2007, respectively, is included in accrued expenses and other current liabilities. There were no assets that were legally restricted for purposes of settling asset retirement obligations at December 31, 2008 or 2007.  These regulatory obligations are secured by surety bonds from discontinued and continuing operations in the amount of $148,952 at December 31, 2008 and $142,471 at December 31, 2007.

Changes in the reclamation obligation from continuing operations were as follows:

Total asset retirement obligation at December 31, 2006	$75,054
Accretion	6,617
Acquisitions	11,636
Sites added	2,497
Revisions in estimated cash flows	(1,632)
Expenditures	(6,116)
Total asset retirement obligation at December 31, 2007	88,056
Accretion	7,229
Decrease due to sale of asset	(2,108)
Sites added	4,266
Revisions in estimated cash flows	1,130
Expenditures	(4,541)
Total asset retirement obligation at December 31, 2008	$94,032

Changes in the reclamation obligation from discontinued operations were as follows:

Total asset retirement obligation at December 31, 2006	$2,238
Accretion	228
Acquisitions	-
Sites added	808
Revisions in estimated cash flows	(122)
Expenditures	(9)
Total asset retirement obligation at December 31, 2007	3,143
Accretion	270
Decrease due to sale of asset	-
Sites added	-
Revisions in estimated cash flows	1,779
Expenditures	(284)
Total asset retirement obligation at December 31, 2008	$4,908

(13)	Other Liabilities

Other liabilities consisted of the following:

	December 31,
	2008	2007

Fair value of interest rate swap	$27,929	$15,590
Fair value of certain derivative contracts	16,812	-
Davis-Bacon litigation (see Note 23)	7,925	6,125
Unamortized portion of unfavorable coal sales contract	-	2,403
Employee benefits	1,014	1,940
Advance royalties payable	687	879
Contractor escrow	1,332	1,324
Long-term deferred revenue	468	405
Deferred purchase price obligation	429	538
Payable to former sponsor	-	274
Other long-term liabilities	-	1,452
Total other liabilities	$56,596	$30,930

(14)	Deferred Gains on Sales of Property Interests

In February 2003, the Company sold an overriding royalty interest in certain mining properties for $11,850. The gain on this transaction in the amount of $850 was deferred and is being amortized over the ten-year term of the mineral lease. This property interest was acquired from El Paso CGP Company in the acquisition of the Coastal Coal properties.

In April 2003, the Company sold mineral properties for $53,625 in a sale/leaseback transaction. These properties were originally acquired from Pittston Coal Company. The gain on this transaction in the amount of $7,057 was deferred and is being amortized over the ten-year term of the lease.

(15)	Fair Value of Financial Instruments and Fair Value Measurements

The estimated fair values of financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents, Trade Accounts Receivables, Note Payable, Trade Accounts Payable, and Other Current Liabilities:  The carrying amounts approximate fair value due to the short maturity of these instruments.

Notes Receivable: The fair value approximates the carrying value as the rates associated with the receivables are comparable to current market rates.

Long-term Debt: The fair value of the 2.375% convertible senior notes and 10% senior notes was estimated using observable market prices as these securities were traded.  For the year ended December 31, 2008, the fair value of the Term Loan due 2012 is estimated using observable market prices for debt of similar characteristics and maturities.  For the year ended December 31, 2007, the carrying value of the Term Loan due 2012 and the Gallatin loan facility approximates fair value.  The carrying value of the Company’s capital lease obligation approximates fair value due to the short maturity of these instruments.   The fair value of other long-term debt is based on the current market rate of interest offered to the Company for debt of similar maturities.

The estimated fair values of long-term debt were as follows:

	December 31,
	2008	2008	2007	2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

2.375% convertible senior notes due 2015, net of discount of $87,830	$199,670	$186,013	$-	$-
10% senior notes repurchased in 2008	-	-	175,000	185,063
Term loan due 2012	233,125	194,659	233,125	233,125
Capital lease obligation	232	232	705	705
Gallatin loan facility	-	-	18,500	18,500
Other	-	-	700	700
Total long-term debt	$433,027	$380,904	$428,030	$438,093

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), on January 1, 2008. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Additionally, on January 1, 2008, the Company elected the partial adoption of SFAS 157 under the provisions of  FSP Financial Accounting Standard (“FAS”) 157-2 (“FSP FAS 157-2”), which amends SFAS 157 to allow an entity to delay the application of this statement until January 1, 2009 for certain non-recurring non-financial assets and liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, asset retirement obligations initially measured at fair value, and those non-recurring nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial statements.

The Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”), on January 1, 2008. This standard permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of SFAS 159 did not impact the Company’s consolidated financial statements, as the Company elected not to measure any additional financial assets or liabilities at fair value other than those which were recorded at fair value prior to adoption.

SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset and liability.  As a basis for considering such assumptions, SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities;
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and
Level 3 - Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

The following table sets forth by level within the fair value hierarchy the company's financial assets that were accounted for at fair value on a recurring basis as of December 31, 2008.  As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	As of December 31, 2008
			Fair Value Measurements Using:
			Quoted	Significant
			Prices in	Other	Significant
			Active	Observable	Unobservable
	Carrying	Total Fair	Markets	Inputs	Inputs
	Amount	Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Financial assets (liabilities):
Forward coal sales	$(3,042)	$(3,042)	$-	$(3,042)	$-
Forward coal purchases	2,854	2,854	-	2,854	-
Diesel fuel derivatives	(36,707)	(36,707)	-	(36,707)	-
Interest rate swaps	(27,929)	(27,929)	-	(27,929)	-

The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.

Level 2 Fair Value Measurements

Forward Coal Purchases and Sales — The fair value of the forward coal purchases and sales contracts were estimated using discounted cash flow calculations based upon forward commodity price curves.  The curves were obtained from independent pricing services reflecting broker market quotes.

Diesel Fuel Derivatives — Since the Company’s diesel fuel derivative instruments are not traded on a market exchange, the fair values are determined using valuation models which include assumptions about commodity prices based on those observed in the underlying markets.

Interest Rate Swaps — The fair value of the interest rate swaps were estimated using discounted cash flow calculations based upon forward interest-rate yield curves.  The curves were obtained from independent pricing services reflecting broker market quotes.

(16)	Employee Benefit Plans

(a)	Postretirement Benefits Other Than Pensions

Three of the Company's subsidiaries assumed collective bargaining agreements as part of two acquisitions that require these subsidiaries to provide postretirement medical benefits to certain employees who retire after the acquisition closing dates. In each case, however, the sellers have retained the obligation to provide postretirement medical benefits to employees who retired prior to the acquisition closing dates (December 13, 2002 and March 11, 2003, respectively) and to employees who were not retained by these subsidiaries. In addition, the sellers retained the obligation to provide postretirement medical benefits to a significant number of the employees who have worked for the Company after the acquisition closing, namely, those employees who met the eligibility criteria by December 31, 2003, even if the employees will not retire until sometime in the future. These plans are unfunded and the measurement date is December 31 of each year.

Effective July 1, 2004, the Company adopted a plan offering postretirement medical benefits to active union-free employees that will provide a credit of $20 per month per year of service for pre-65 year old and $9 per month per year of service for post-65 year old retirees toward the purchase of medical benefits (as defined) from the Company. The adoption of this plan resulted in prior service cost of $27,122. Effective April 1, 2005 and October 3, 2005, the plan was amended to replace two union retiree medical plans with a defined dollar benefit similar to the union-free plan, which resulted in a prior service credit of approximately $6,167. On October 26, 2005 upon the acquisition of the Nicewonder Coal Group, the Company granted the acquired employees up to ten years of credited service under the plan resulting in an additional $2,020 of prior service cost. On May 1, 2006, upon the acquisition of Progress Energy, the Company granted the acquired employees up to ten years prior service credit under the plan resulting in an additional $1,040 of prior service cost.  On June 29, 2007, upon the acquisition of Mingo Logan, the Company granted the acquired employees up to ten years prior service credit under the plan resulting in an additional $489 of prior service cost.  In addition, in 2007, the Company amended one of our existing plans that resulted in an additional $508 of prior service costs.

The Company adopted SFAS 158 effective December 31, 2006. The effect of adoption was an increase in the liability for postretirement medical benefits of $17,534, an increase in deferred income tax asset of $4,337 and an increase in accumulated other comprehensive loss of $13,197. Other comprehensive income (loss) will be adjusted in subsequent years as these amounts are later recognized into income as components of net period benefit costs.

The components of the change in accumulated benefit obligations of the plans for postretirement benefits other than pensions were as follows:

	December 31,
	2008	2007

Change in benefit obligations:
Accumulated benefit obligation-beginning period:	$54,784	$50,847
Service cost	2,777	3,026
Interest cost	3,421	3,067
Actuarial (gain) or loss	551	(3,024)
Benefits paid	(241)	(129)
Plan amendments	-	997
Accumulated benefit obligation-end of period	$61,292	$54,784

Change in plan assets:
Employer contributions	$(241)	$(129)
Benefits paid	241	129
Fair value of plan assets at December 31	-	-
Funded status	$(61,292)	$(54,784)

Amounts recognized in the balance sheet:
Current liabilities	$(1,081)	$(973)
Long-term liabilities	(60,211)	(53,811)
	$(61,292)	$(54,784)
Amounts recognized in accumulated other comprehensive loss:
Prior service cost	$14,238	$16,605
Net actuarial gain	(2,898)	(3,449)
	$11,340	$13,156

The following table details the components of the net periodic benefit cost for postretirement benefits other than pensions:

	Year Ended December 31,
	2008	2007	2006

Service cost	$2,777	$3,026	$3,734
Interest cost	3,421	3,067	2,782
Amortization of net loss	-	-	186
Amortization of prior service cost	2,367	2,351	2,219
Net periodic benefit cost	$8,565	$8,444	$8,921

The net periodic benefit cost for postretirement benefits other than pensions from continuing operations was $7,782, $7,674 and $8,146 for the years ended December 31, 2008, 2007, and 2006, respectively.

The following details the amounts expected to be recognized as components of net periodic benefit cost in 2009:

Prior service cost	$2,100
$2,100

The discount rates used in determining the benefit obligations as of December 31, 2008 and 2007, were 6.17%, 6.44%, respectively. The discount rates used in determining net periodic postretirement benefit cost were 6.44%, 5.92% and 5.50% for the years ended December 31, 2008, 2007 and 2006, respectively.  The discount rate assumption is determined from a published yield-curve table matched to the timing of the Company’s projected cash out flows.

The weighted average annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) for medical benefits assumed is 11% for 2009, decreasing to 5% in 2015 and thereafter.

 Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of and for the year ended December 31, 2008:

	One Percentage Point Increase	One Percentage Point Decrease

Effect on total service and interest cost components	$65	$(54)
Effect on accumulated postretirement benefit obligation	822	(680)

Employer contributions for benefits paid for the years ended December 31, 2008 and 2007 were $241 and $129, respectively. Employee contributions are not expected to be made and the plan is unfunded.

Estimated future benefit payments for the fiscal years ending after December 31, 2008 are as follows:

Year ending December 31:
2009	$1,081
2010	1,618
2011	2,223
2012	2,890
2013	3,460
2014-2018	25,468

    Effective December 31, 2006, the Company adopted SFAS 158 for its black lung benefit obligation and the effect of adoption was an increase in the liability (which is reflected in workers' compensation benefits in the consolidated balance sheet) of $512, an increase in deferred tax assets of $127, and an increase in accumulated other comprehensive loss of $385. The adoption of this pronouncement did not affect the Company's comprehensive income for the year ended December 31, 2006. At December 31, 2008 and 2007, the Company's unfunded accumulated black lung benefit obligation was $1,540 and $1,503, respectively. The net periodic benefit cost from continuing operations was $108 for each of the years ended December 31, 2008, 2007, and 2006. The discount rate used in determining the benefit obligation at December 31, 2008 and 2007 was 5.81% and 5.60%, respectively. The discount rate used in determining net periodic benefit cost was 5.56%, 5.60%, and 5.30%, for the years ended December 31, 2008, 2007, and 2006, respectively.

Estimated future cash payments for the fiscal years ending after December 31, 2008 are as follows:

Year ending December 31:
2009	$143
2010	154
2011	167
2012	168
2013	156
2014-2018	700

(b)	Savings Plan

The Company sponsors a 401(k) Savings-Investment Plan to assist its eligible employees in providing for retirement. The Company contributes 3% of compensation, as defined under the plan, for every employee who is eligible to participate in the plan. Participants also receive a 50% matching contribution from the Company on their contributions of up to 4% of their total compensation, as defined under the plan. The effective date of the plan was February 1, 2003. Total Company contributions from continuing operations for the years ended December 31, 2008, 2007 and 2006, were $10,670, $8,983, and $8,361, respectively.

(c)	Self-Insured Medical Plan

The Company is principally self-insured for health insurance coverage provided for all of its employees. The Company utilizes commercial insurance to cover specific claims in excess of $500. Estimated liabilities for health and medical claims are recorded based on the Company's historical experience and includes a component for incurred but not reported claims.  During the years ended December 31, 2008, 2007 and 2006, total claims expense from continuing operations of $35,188, $28,896 and $23,153, respectively, was incurred, which represents claims processed and an estimate for claims incurred but not reported.

(d)	Multi-Employer Pension Plan

Three of the Company's subsidiaries assumed collective bargaining agreements as part of two acquisitions that require them to participate in the United Mine Workers of America (UMWA) 1950 and 1974 pension plans. These plans are multi-employer pension plans.  The Company is required to make contributions to these plans at rates defined by the contract.  For the years ended December 31, 2008 and 2007 the Company incurred expense of $2,045 and $1,238, respectively. No expense was incurred for the year ended December 31, 2006.

Some of the Company's subsidiaries are required to make contributions to the 1993 UMWA Benefit Plan of fifty cents per signatory hour worked. The contributions that the Company made to this plan for the years ended December 31, 2008, 2007 and 2006 were $191, $84 and $28, respectively.

(e)	Share-Based Compensation Awards

As of December 31, 2008, the total number of shares of Alpha Natural Resources, Inc. common stock available for issuance or delivery under the Company’s current Long-Term Incentive Plan was 5,982,214 shares.  For the years ended December 31, 2008, 2007, and 2006, all shared-based compensation awards granted by the Company consisted of non-vested restricted shares, non-vested performance shares, and restricted stock units.

Share-based compensation expense from continuing operations measured in accordance with SFAS 123(R) totaled $17,344, $9,539, and $20,298 for the years ended December 31, 2008, 2007, and 2006, respectively.

For the years ended December 31, 2008, 2007, and 2006, approximately 52%, 61%, and 91%, respectively, of stock-based compensation expense from continuing operations is reported as selling, general and administrative expenses and approximately 48%, 39%, and 9%, respectively, of the stock-based compensation expense from continuing operations was recorded as a component of cost of sales. For the years ended December 31, 2008, 2007, and 2006, approximately $29, $106, and $77 of stock-based compensation costs from continuing operations were capitalized as a component of inventories, respectively. The total tax effects recognized in income from continuing operations in relation to stock-based compensation were benefits of $3,608, $2,275, and $7,734 in 2008, 2007, and 2006, respectively.

Stock Options

On February 11, 2005, in connection with the Company’s Internal Restructuring, the Alpha Coal Management (“ACM”) LLC 2004 Long-Term Incentive Plan (“2004 LTIP”) was amended and restated, and the outstanding options granted under the plan were automatically converted into options to purchase shares of Alpha common stock and the Company assumed the obligations of ACM pursuant to this plan. These options vest over a period of five years (with accelerated vesting upon a change of control) and have a term of ten years.  After the Internal Restructuring, there were outstanding options under the plan to purchase an aggregate of 596,985 shares of common stock at an exercise price of $12.73 per share. No additional options or awards were or will be granted under this plan.

As part of the Internal Restructuring, the officers and employees who were members of ACM contributed all of their interest in ANR Holdings to Alpha in exchange for 2,772,157 shares of Alpha common stock. Pursuant to the stockholder agreement, an aggregate of 1,344,930 shares of common stock held by the Company's executives were unvested on the grant date. These shares were vested by December 31, 2006.

In connection with the Internal Restructuring, Alpha Natural Resources, Inc. adopted, and its stockholders approved, the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (“2005 LTIP”). The principal purpose of the 2005 LTIP is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The 2005 LTIP provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock appreciation rights, non-vested shares, dividend equivalents, performance-based awards and other stock-based awards. On February 11, 2005 the Company granted certain of its executive officers, directors and key employee's options to purchase an aggregate of 692,905 shares of Alpha Natural Resources, Inc. common stock at the initial public offering price of $19.00 per share. During the remainder of 2005, an additional 70,000 stock options were granted. All options granted during 2005 pursuant to the 2005 LTIP vest over a period of five years and have a term of ten years.

No stock options were granted during the years ended December 31, 2008, 2007 and 2006, respectively.

Stock option activity for the year ended December 31, 2008 is summarized in the following table:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2007	744,692	$17.51
Exercised	(212,851)	16.85
Forfeited/cancelled	(11,857)	14.84
Outstanding at December 31, 2008	519,984	17.87	6.09
Exercisable at December 31, 2008	199,482	17.87	6.09

At December 31, 2008, the options outstanding and the exercisable options had an aggregate intrinsic value of $508 and $234, respectively. Cash received from the exercise of stock options during the years ended December 31, 2008, 2007, and 2006 was $3,586, $3,932, and $954, respectively. As of December 31, 2008, $1,631 of unrecognized compensation cost related to stock options is expected to be recognized as expense over a weighted-average period of 1.03 years.

The total intrinsic value of options exercised during the year ended December 31, 2008, 2007, and 2006 was $6,692, $3,081, and $479, respectively.  The Company currently uses authorized and unissued shares to satisfy share award exercises.

Restricted Stock Awards

The Company grants certain of its executive officers, directors and key employee's restricted shares of Alpha Natural Resources, Inc. common stock pursuant to the Company’s 2005 LTIP.  For executive officers and key employees, the restricted shares vest ratably over five-year and three-year periods or cliff vest after three years (with accelerated vesting upon a change of control), depending on the recipients’ position with the company.  For the Company’s directors, restricted share grants vest at the time of grant, but are restricted until after six months upon termination of such director’s service on our Board (with accelerated vesting upon a change of control).  The fair value of restricted share awards is estimated based on the closing stock price at the date of the grant, and, for purposes of expense recognition, the total number of awards expected to vest is adjusted for estimated forfeitures, which is being amortized over the requisite service periods.

During the years ended December 31, 2008, 2007, and 2006, the Company granted restricted shares to its executive officers, directors and key employee's in the amount of 399,561, 611,863, and 524,277, respectively, of which 952,789 remained outstanding at December 31, 2008.

Non-vested restricted share award activity for the year ended December 31, 2008 is summarized in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares outstanding at December 31, 2007	880,232	$15.93
Granted	399,561	33.60
Vested	(311,348)	26.14
Forfeited	(15,656)	19.47
Non-vested shares outstanding at December 31, 2008	952,789	19.33

As of December 31, 2008, there was $5,357 of unamortized compensation cost related to non-vested shares which is expected to be recognized as expense over a weighted-average period of 1.60 years.

Restricted Share Units

The Company’s directors have the option to defer their respective cash fees earned for service on the Company’s Board into restricted share units, as established in the Director Deferred Compensation Agreement (as amended and restated) (“Deferred Compensation Agreement”) of the 2005 LTIP.   Under the Deferred Compensation Agreement, the number of share units credited to each share unit account is based upon the fair market value of our common stock on the applicable payment date of the fees deferred by such director. Upon termination of such director’s service on the Company’s Board, the Company will distribute the director’s share unit account to the director in the form of shares of the Company’s common stock, which shares will be issued under the 2005 LTIP and in accordance with the terms and conditions of such plan and the Deferred Compensation Agreement.

For the years ended December 31, 2008, 2007, and 2006 the Company issued restricted share units of 5,925, 6,296, and 4,835, respectively, to directors who elected to defer their cash compensation earned for service on the Company’s Board and convert it into restricted share units.  The value of the cash compensation converted to restricted share units was reclassified from a liability to equity and amounts to $246, $119, and $82, for the years ended December 31, 2008, 2007, and 2006, respectively.

Performance Share Awards

Non-vested performance share award activity for the year ended December 31, 2008 is summarized in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares outstanding at December 31, 2007	588,541	$15.87
Granted	147,192	25.79
Unearned	(200,185)	21.15
Forfeited or expired	(8,365)	18.41
Non-vested shares outstanding at December 31, 2008	527,183	16.59

Shares granted are based on the maximum shares that can be awarded based on the achievement of targeted performance.  Shares awarded related to strategic goals do not meet the SFAS 123(R) criteria for grant date and are excluded from the above table.

During 2008, the Company granted 165,045 performance share awards, of which 163,515 remain outstanding as of December 31, 2008. Recipients of these awards can receive shares of the Company's common stock at the end of a performance period which ends on December 31, 2010, based on the Company's actual performance against pre-established operating income goals, strategic goals, and total shareholder return goals. In order to receive the shares, the recipient must also be employed by the Company on the vesting date. The performance share awards represent the number of shares of common stock to be awarded based on the achievement of targeted performance and may range from 0 percent to 150 percent of the targeted amount. The grant date fair value of the awards related to operating income targets is based on the closing price of the Company's common stock on the New York Stock Exchange on the grant date of the award and is being amortized over the performance period. The awards related to strategic goals do not meet the criteria for grant date pursuant to SFAS 123(R). The fair value of the awards related to total shareholder return targets is based upon a Monte Carlo simulation and is being amortized over the performance period. The Company reassesses at each reporting date whether achievement of each of the performance conditions is probable, as well as estimated forfeitures, and adjusts compensation expense recognized as appropriate. At December 31, 2008, the Company has assessed the operating income and total shareholder return targets as probable of achievement. As of December 31, 2008, there was $1,701 of unamortized compensation cost related to the 2008 performance share awards which is expected to be recognized over the period ending December 31, 2010.

During 2007, the Company granted 377,247 performance share awards, of which 330,291 remain outstanding as of December 31, 2008. Recipients of these awards can receive shares of the Company's common stock at the end of a performance period which ends on December 31, 2009, based on the Company's actual performance against pre-established operating income goals, strategic goals, and total shareholder return goals. In order to receive the shares, the recipient must also be employed by the Company on the vesting date. The performance share awards represent the number of shares of common stock to be awarded based on the achievement of targeted performance and may range from 0 percent to 150 percent of the targeted amount. The grant date fair value of the awards related to operating income targets is based on the closing price of the Company's common stock on the New York Stock Exchange on the grant date of the award and is being amortized over the performance period. The awards related to strategic goals do not meet the criteria for grant date pursuant to SFAS 123(R). The fair value of the awards related to total shareholder return targets is based upon a Monte Carlo simulation and is being amortized over the performance period. The Company reassesses at each reporting date whether achievement of each of the performance conditions is probable, as well as estimated forfeitures, and adjusts the accruals of compensation expense as appropriate. At December 31, 2008, the Company has assessed the operating income and total shareholder return targets as probable of achievement. As of December 31, 2008, there was $973 of unamortized compensation cost related to the 2007 performance share awards which is expected to be recognized over the period ending December 31, 2009.

In 2006, the Company granted 148,268 performance share awards, of which 118,305 remained outstanding as of December 31, 2008.  Recipients of these awards can receive shares of Alpha common stock at the end of a three-year performance period which ended on December 31, 2008, based on the Company's actual performance against pre-established operating income and return on invested capital targets. In order to receive the shares, the recipient must also be employed by the Company on the vesting date. The performance share awards represent the number of common shares to be awarded based on the achievement of targeted performance, however the actual number of shares to be awarded based on performance may range from 0 percent to 200 percent of the targeted amount. The grant date fair value of the performance share award was based on the average of the high and low market price of the Company common stock on the date of award and was amortized over the performance period. At December 31, 2008, the Company’s evaluated its performance against the pre-established operating income and return on invested capital targets and determined that there was an achievement of 30% of the targeted award, which amounts to 35,492 shares with a total compensation cost $750.  Accordingly, the Company adjusted the previously recorded compensation expense for these shares as of December 31, 2008.

(17)	Workers' Compensation Benefits

The Company's operations generally are fully insured for workers' compensation and black lung claims. Insurance premium expense for the years ended December 31, 2008, 2007 and 2006 was $18,920, $20,814 and $18,698, respectively.

A portion of the West Virginia operations of the Company are self-insured for workers' compensation and state black lung claims. The liability for self-insured workers' compensation claims is an estimate of the ultimate losses to be incurred on such claims based on the Company's experience and published industry data. Adjustments to the probable ultimate liability are made annually based on an actuarial valuation and are included in operations as they are determined. The liability for self-insured black lung benefits is an estimate of such benefit as determined by an independent actuary at the present value of the actuarially computed liability over the employee's applicable term of service.

The liability for self-insured workers’ compensation claims and black lung benefits at December 31, 2008 and 2007 was $11,322 and $10,834, respectively, including a current portion of $1,718 and $1,779, respectively. Workers' compensation and black lung expense from continuing operations for the years ended December 31, 2008, 2007 and 2006 was $3,440, $2,932, and $3,434, respectively, including fees paid to the State of West Virginia to be self-insured.

(18)	Related Party Transactions

For the years ended December 31, 2008 and 2007, there were no related party transactions.

The Company leases its Latrobe, Pennsylvania operating facility from a company controlled by the AMCI parties and one of the Company's former Executive Vice Presidents. As of December 31, 2006, the former Company’s Executive Vice President was no longer a related party and as of January 3, 2007, the AMCI parties were no longer related.  Total rent expense was $186 for the year ended December 31, 2006.

One of the Company's former Executive Vice Presidents is a 50% owner of Robindale Energy Services, Inc. (and its subsidiary) (“Robindale”). Robindale is engaged in the business of waste coal sales and related businesses in Pennsylvania. From time to time, Robindale has sold and purchased coal and related products to and from the Company's AMFIRE regional business unit in Pennsylvania. As of December 31, 2006, the former Executive Vice President was no longer related.  For the year ended December 31, 2006 the Company's subsidiaries Alpha Coal Sales and AMFIRE Mining Company, LLC made purchases of $359 from Robindale for trucking services and waste coal. For the year ended December 31, 2006, the Company had sales of $206 to Robindale. For the year 2006, the Company agreed that its former Executive Vice President's continued relationship with Robindale was not a breach of his employment agreement with Alpha, and he did not participate in any decisions to enter into any transactions that were proposed between Robindale and Alpha.

Since April 2004, the Company has entered into various coal sales arrangements with AMCI International AG, formerly, AMCI Metall & Kohle AG. Two of the ANR Holdings and Alpha Natural Resources, Inc. former board members hold ownership in AMCI International AG. As of January 3, 2007, none of the AMCI members were on the Board of the Company.  For the year ended December 31, 2006, total sales of $13,308 have been made pursuant to these arrangements. The Company also had total sales of $51,693 for the year ended December 31, 2006 to AMCI Australia Pty Ltd., an entity owned by these former board members. American Metals and Coal International, Inc., an entity owned by these board members, facilitated coal transactions for an international buyer of $13,865 for the year ended December 31, 2006. The Company made coal purchases totaling $1,030 during the year ended December 31, 2006 from XCoal Energy and Resources, an entity in which each of the former aforementioned board members each own more than a 10% equity interest.

(19)	Commitments

Operating Leases

The Company leases coal mining and other equipment under long-term operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.

As of December 31, 2008, aggregate future minimum lease payments under operating leases and minimum royalties under coal leases were as follows:

	Facility	Coal Royalties	Total
Year Ending December 31:
2009	$1,693	$10,500	$12,193
2010	1,434	10,762	12,196
2011	1,257	10,584	11,841
2012	1,216	10,240	11,456
2013	1,185	7,163	8,348
Thereafter	6,037	30,071	36,108
Total	$12,822	$79,320	$92,142

The above table includes amounts due under non-cancelable leases with initial or remaining lease terms in excess of one year.

For years ended December 31, 2008, 2007 and 2006, net rent expense from continuing operations amounted to $5,065, $7,069 and $7,326, respectively, and coal royalty expense from continuing operations amounted to $83,707, $66,455 and $69,929, respectively.

Other Commitments

 As of December 31, 2008, the Company had commitments to purchase 2,576 tons and 195 tons of coal at a cost of $216,489 and $14,190 during 2009 and 2010, respectively. In addition, as of December 31, 2008, the Company had commitments to purchase approximately $63,980 of new equipment expected to be acquired at various dates in 2009.

(20)	Mergers and Acquisitions

2007 Acquisition

Mingo Logan

On June 29, 2007, the Company completed the acquisition of certain coal mining assets in southern West Virginia from Arch Coal, Inc. known as Mingo Logan for $43,893 including working capital and assumed liabilities.  The Mingo Logan purchase consisted of coal reserves, two mines and a load-out and processing plant that is managed by the Callaway business unit.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$9,555
Property, plant, and equipment	41,892
Intangible assets	4,182
Total assets acquired	55,629
Asset retirement obligation	(11,636)
Other liabilities	(100)
Total liabilities assumed	(11,736)
Net assets acquired	$43,893

2006 Acquisitions

Gallatin Materials LLC

On December 28, 2006, the Company’s subsidiary, Palladian Lime, LLC (“Palladian”) acquired a 94% ownership interest in Gallatin, a start-up lime manufacturing business in Verona, Kentucky by assuming liabilities in the amount of $3,567 consisting of a note payable in the amount of $1,847 and accounts payable and accrued expenses in the amount of $1,720. The liabilities assumed were allocated to fair value of assets acquired consisting mainly of intangible assets.  In addition, Palladian agreed to and made (i) cash capital contributions of $10,282 of which $3,300 was funded as of December 31, 2006, (ii) a committed subordinated debt facility of up to $8,813 provided to Gallatin by Palladian, of which $3,813 was funded as of December 31, 2007 and (iii) a letter of credit procured for Gallatin’s benefit under the Company’s senior credit facility in the amount of $2,600 to cover project cost overruns. On September 26, 2008, the Company sold its interest in Gallatin to an unrelated third party (Note 24).

Progress Energy

On May 1, 2006, the Company completed the acquisition of certain coal mining operations in eastern Kentucky from Progress Fuels Corp, a subsidiary of Progress Energy, for $28,795, including an adjustment for working capital. The Progress acquisition consisted of the purchase of the outstanding capital stock of Diamond May Coal Co. and Progress Land Corp. and the assets of Kentucky May Coal Co., Inc. The operations acquired are adjacent to the Company's Enterprise business unit and were integrated into Enterprise.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$5,261
Property, plant, and equipment	46,983
Deferred tax asset	4,838
Total assets acquired	57,082
Current liabilities	(474)
Asset retirement obligation	(7,204)
Other noncurrent liabilities	(20,609)
Total liabilities assumed	(28,287)
Net assets acquired	$28,795

Included in liabilities assumed is $20,000 allocated to a coal sales agreement which was below market, and is being amortized over the remaining life of the contract.

On September 30, 2008, the Company completed the sale of approximately 17.6 million tons of underground coal reserves in eastern Kentucky to a private coal producer for $13,041 in cash.  The reserves were a portion of an estimated 73 million tons of reserves and other assets acquired from Progress Fuels Corporation in May 2006.  The Company recorded a gain of $12,936 on the sale.

(21)	Concentrations and Major Customers

The Company markets its coal principally to electric utilities in the United States and international and domestic steel producers. As of December 31, 2008 and 2007, trade accounts receivable from electric utilities totaled approximately $59,398 and $56,478, respectively. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses are provided for in the consolidated financial statements and historically have been minimal. The Company is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. The prices for some multi-year contracts are adjusted based on economic indices or the contract may include year-to-year specified price changes. Quantities sold under some contracts may vary from year to year within certain limits at the option of the customer. Sales to the Company's largest customer accounted for 12% of total revenues for the year ended December 31, 2008 and less than 10% in the years ended December 31, 2007 and 2006.

(22)	Segment Information

The Company extracts, processes and markets steam and metallurgical coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in the Central Appalachian and Northern Appalachian regions. The Company has one reportable segment: Coal Operations, which as of December 31, 2008, consisted of 32 active underground mines and 27 surface mines located in Central Appalachia and Northern Appalachia. Coal Operations also includes the Company's coal sales function, which markets the Company's Appalachian coal to domestic and international customers. The All Other category includes the Company's equipment sales and repair operations, as well as other ancillary business activities, including terminal services, coal and environmental analysis services, and leasing of mineral rights. In addition, the All Other category includes the operations of the Company's road construction businesses. The Corporate and Eliminations category includes general corporate overhead and the elimination of intercompany transactions. The revenue elimination amount represents inter-segment revenues. The Company evaluates the performance of its segment based on EBITDA from continuing operations which the Company defines as income from continuing operations plus interest expense, income tax expense, and depreciation, depletion and amortization, less interest income.

Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2008, and segment assets as of December 31, 2008 were as follows:

	Coal Operations	All Other	Corporate and Eliminations	Combined
Revenues	$2,420,099	$93,128	$(47,813)	$2,465,414
Depreciation, depletion, and amortization	157,133	6,150	1,686	164,969
EBITDA from continuing operations
attributable to Alpha Natural Resources, Inc.	453,296	30,194	(35,219)	448,271
Capital expenditures	123,290	1,395	1,938	126,623
Total assets	1,644,176	122,262	(56,600)	1,709,838

Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2007, and segment assets as of December 31, 2007 were as follows:

	Coal Operations	All Other	Corporate and Eliminations	Combined
Revenues	$1,768,545	$65,945	$(37,271)	$1,797,219
Depreciation, depletion, and amortization	146,711	5,930	1,346	153,987
EBITDA from continuing operations
attributable to Alpha Natural Resources, Inc.	280,032	14,585	(59,692)	234,925
Capital expenditures	92,613	860	1,363	94,836
Total assets	1,335,431	132,733	(257,250)	1,210,914

Segment operating results and capital expenditures from continuing operations for the year ended December 31, 2006, and segment assets as of December 31, 2006 were as follows:

	Coal Operations	All Other	Corporate and Eliminations	Combined
Revenues	$1,801,978	$72,029	$(40,013)	$1,833,994
Depreciation, depletion, and amortization	126,898	7,134	1,846	135,878
EBITDA from continuing operations
attributable to Alpha Natural Resources, Inc.	342,270	11,406	(67,968)	285,708
Capital expenditures	116,182	6,208	1,181	123,571
Total assets	1,156,502	96,808	(107,517)	1,145,793

Reconciliation of EBITDA from continuing operations attributable to Alpha Natural Resources, Inc. to income from continuing operations attributable to Alpha Natural Resources, Inc.:

	Year Ended December 31,
	2008	2007	2006
Total segment EBITDA from continuing operations
attributable to Alpha Natural Resources, Inc.	$448,271	$234,925	$285,708
Interest expense	(39,812)	(40,366)	(41,774)
Interest income	7,351	2,266	839
Income tax (expense) benefit	(52,242)	(9,965)	21,705
Depreciation, depletion, and amortization	(164,969)	(153,987)	(135,878)
Income from continuing operations
attributable to Alpha Natural Resources, Inc.	$198,599	$32,873	$130,600

 The Company markets produced, processed and purchased coal to customers in the United States and in international markets, primarily Brazil, Canada, and various European countries. Export coal revenues from continuing operations totaled $1,283,788 or approximately 52% of total revenues from continuing operations for the year ended December 31, 2008; $681,185 or approximately 38% of total revenues from continuing operations for the year ended December 31, 2007; and, $639,867 or approximately 35% of total revenues from continuing operations for the year ended December 31, 2006. Included in total export revenues from continuing operations were: sales totaling $187,343 to customers located in Brazil during the year ended December 31, 2008; sales totaling $108,464 to customers located in Canada during the year ended December 31, 2007; and sales totaling $111,711 to customers located in Canada during the year ended December 31, 2006.

(23)	Contingencies

(a)	Guarantees and Financial Instruments with Off-balance Sheet Risk

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company's consolidated balance sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments.  However, due to the current instability and volatility of the financial markets, the Company’s guarantors may experience difficulties in providing new surety bonds to us, maintaining existing surety bonds, or satisfying liquidity requirements under existing surety bond contract.  In that event, the Company would be required to find alternative sources of funding to satisfy its payment obligations, which may require greater use of its credit facility.  The amount of bank letters of credit outstanding as of December 31, 2008 was $82,575. The amount of surety bonds outstanding at December 31, 2008 was $158,598, including $148,952 related to the Company's reclamation obligations (Note 12). The Company has provided guarantees for equipment financing obtained by certain of its contract mining operators totaling approximately $144 as of December 31, 2008. The estimated fair value of these guarantees is not significant.

(b)	Litigation

The Company is a party to a number of legal proceedings incident to its normal business activities. While the Company cannot predict the outcome of these proceedings, it does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon the Company’s consolidated cash flows, results of operations or financial condition.

 Nicewonder Litigation

In December 2004, prior to the Nicewonder Acquisition in October 2005, the Affiliated Construction Trades Foundation brought an action against the West Virginia Department of Transportation, Division of Highways (“WVDOH”) and Nicewonder Contracting, Inc. ("NCI"), which became the Company’s wholly-owned indirect subsidiary after the Nicewonder Acquisition, in the United States District Court in the Southern District of West Virginia. The plaintiff sought a declaration that the contract between NCI and the State of West Virginia related to NCI's road construction project was illegal as a violation of applicable West Virginia and federal competitive bidding and prevailing wage laws. The plaintiff also sought an injunction prohibiting performance of the contract but has not sought monetary damages.

On September 5, 2007, the Court ruled that the WVDOH and the Federal Highway Administration (which is now a party to the suit) could not, under the circumstances of this case, enter into a contract that did not require the contractor to pay the prevailing wages as required by the Davis-Bacon Act. Although the Court has not yet decided what remedy it will impose, the Company expects a ruling before the end of the first quarter of 2010.  The Company anticipates that the most likely remedy is a directive that the contract be renegotiated for such payment. If that renegotiation occurs, the WVDOH has committed to agree, and NCI has a contractual right to insist, that additional costs resulting from the order will be reimbursed by the WVDOH.  Accordingly, the Company does not believe that it will incur any monetary expense as a result of this ruling. As of December 31, 2008, the Company has recorded a $7,925 long-term receivable for the recovery of these costs from the WVDOH and a $7,925 long-term liability for the potential obligations under the ruling.

Cliffs Proposed Acquisition

On July 15, 2008, the Company entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, Cliffs would acquire all of the Company’s outstanding shares.  Under the terms of the agreement, for each share of the Company’s common stock, stockholders would receive 0.95 Cliffs' common shares and $22.23 in cash.  The proposed merger required approval of each company’s stockholders, for which special meetings were scheduled to take place on November 21, 2008.  On November 3, 2008, the Company commenced litigation against Cliffs by filing an action in the Delaware Court of Chancery to obtain an order to require Cliffs to hold its meeting as scheduled.  Later in November, each company’s Board of Directors, after considering various issues, including the then current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics and risks and costs of potential litigation, determined that settlement of the litigation and termination of the merger agreement was in the best interests of its equity holders.  As a result, on November 17, 2008, the Company and Cliffs mutually terminated the merger agreement and settled the litigation.  The terms of the settlement agreement included a $70,000 payment from Cliffs to the Company, which net of transaction costs, resulted in a gain of $56,315.

(c)	Other Contingencies

In connection with the Company's acquisition of Coastal Coal Company, the seller, El Paso CGP Company, agreed to retain and indemnify the Company for all workers' compensation and black lung claims incurred prior to the acquisition date of January 31, 2003. The majority of this liability relates to claims in the state of West Virginia. If El Paso CGP Company fails to honor its agreement with the Company, then the Company would be liable for the payment of those claims, which were estimated in October 31, 2008 by the West Virginia Workers' Compensation Commission to be approximately $1,990 on an undiscounted basis using claims data through June 29, 2007. El Paso has posted a bond with the State of West Virginia for the required discounted amount of $1,343 for claims incurred prior to the acquisition.

As part of the sale of Gallatin on September 26, 2008, an escrow balance of $4,500 was established and the Company has agreed to indemnify and guarantee the buyer against breaches of representations and warranties in the sale agreement and contingencies that may have existed at closing and materialize within one year from the date of sale.

(24)	Discontinued Operations

Gallatin Materials, LLC

On September 26, 2008, the Company completed the sale of its interest in Gallatin for cash in the amount of $45,000.  The proceeds were used in part to repay the Gallatin loan facility outstanding with NedBank Limited in the amount of $18,227.  An escrow balance of $4,500 was established and the Company has agreed to indemnify and guarantee the buyer against breaches of representations and warranties in the sale agreement and contingencies that may have existed at closing and materialize within one year from the date of the sale.    The Company recorded a gain on the sale of $13,622 in the third quarter of 2008.  The results of operations for the current and prior periods have been reported as discontinued operations.  Previously, the results of operations were reported in the All Other segment of the Company’s business.

The following table reflects the activities for Gallatin’s discontinued operations for the period ended September 26, 2008 and for the year ended December 31, 2007:

	For The	For the
	Period Ended	Year Ended
	September 26,	December 31,
	2008	2007

Total revenues	$6,863	$-
Total costs and expenses	(13,206)	(3,227)
Interest income (expense)	(1,930)	227
Gain on sale of discontinued operations	13,622	-
Income (loss) from operations	$5,349	$(3,000)
Income tax (expense) benefit from discontinued operations	(1,647)	565
Noncontrolling interest in loss from discontinued operations	490	179
Income (loss) from discontinued operations	$4,192	$(2,256)

    The assets and liabilities of Gallatin’s discontinued operations as of December 31, 2007 are shown below:

December 31,
2007

Current assets	$7,307
Property, plant, and equipment, net	23,914
Other assets	3,731
Assets of discontinued operations	$34,952

Current liabilities	$5,280
Noncurrent liabilities	20,668
Other liabilities	553
Liabilities of discontinued operations	$26,501

Net asset	$8,451

In connection with the sale of Gallatin on September 26, 2008, the noncontrolling interest holders contributed their interests in Gallatin in exchange for cash, thereby eliminating the noncontrolling interest.

Kingwood Mining Company, LLC.

On December 3, 2008, the Company announced the permanent closure of the Whitetail Kittanning Mine and Whitetail Preparation Facility (Kingwood), Kingwood Mining Company, LLC.  The Whitetail mine complex stopped producing coal in early January 2009.  The decision was a result of adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location.  Kingwood's 329 employees have been given 60 days' notice of the closure under the Worker Adjustment and Retraining Notification (WARN) Act and will receive their regular rate of pay in lieu of work, if work is not available, through the earlier of February 3, 2009 or the date they accept other employment.   The Company recorded a charge of $30,172, which includes asset impairment charges of $21,153, write off of advance mining royalties of $3,799, which will not be recoverable, severance and other employee benefit costs of $3,559 and increased reclamation obligations of $1,921.  The following table displays a roll-forward of the liabilities for the severance charge from December 3, 2008 through December 31, 2008.

	Accrual at		Accrual at
	December 3,		December 31,
	2008	Payments	2008

Severance and related personnel expenses	$3,559	$126	$3,433

The following table reflects the activities for Kingwood’s discontinued operations for the years ended December 31, 2008, 2007 and 2006:

	For The	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Total revenues	$88,710	$88,612	$70,549
Total costs and expenses	(138,486)	(92,265)	(81,795)
Loss from operations	(49,776)	(3,653)	(11,246)
Other expense	4	-	-
Income tax benefit from discontinued operations	12,682	770	8,814
Loss from discontinued operations	$(37,090)	$(2,883)	$(2,432)

    The assets and liabilities of Kingwood Mining Company, LLC as of December 31, 2008 and 2007 are shown below:

	December 31,	December 31,
	2008	2007

Current assets	$246	$2,535
Property, plant, and equipment, net	12,387	32,046
Other assets	457	3,881
Assets of discontinued operations	$13,090	$38,462

Current liabilities	$10,308	$8,391
Noncurrent liabilities	11,606	8,682
Liabilities of discontinued operations	$21,914	$17,073

Net (liability) asset	$(8,824)	$21,389

(25)	Supplemental Cash Flow Disclosures

Cash paid for interest (net of amounts capitalized) for the years ended December 31, 2008, 2007 and 2006 was $33,110, $37,448 and $40,392, respectively. Income taxes paid, net of refunds, by the Company for the years ended December 31, 2008, 2007 and 2006 were $35,018, $13,090 and $15,524, respectively.  Non-cash investing and financing activities are excluded from the consolidated statements of cash flows. Significant non-cash activity for the years ended December 31, 2008, 2007, and 2006 were short-term financing of prepaid insurance premiums of $18,288, $18,883, and $20,941, respectively.

(26)	Investments

Dominion Terminal Associates

On April 30, 2008, the Company’s subsidiary, Alpha Terminal Company, LLC, increased its equity ownership position in DTA from 32.5% to 40.6% by making an additional investment of $2,824.   DTA is a partnership with two other companies that operates a leased coal port terminal in Newport News, Virginia (“the Terminal”) that provides the Company a cost effective export facility. The Company accounts for this investment under the equity method.  The Company has the right to use 40.6% of the throughput and ground storage capacity of the terminal and pay for this right based upon an allocation of costs as determined by DTA.

For the year ended December 31, 2008, the Company’s outside revenues totaled $6,625, partially offset by its share of allocated costs of $5,700.  For the years ended December 31, 2007 and 2006, the Company made advances to DTA equal to its share of allocated costs of $4,100 and $4,923, respectively, offset by outside revenues of $2,660 and $1,677, respectively.  Outside revenues consists of tolling, storage, docking, and loading fees which the Company earned from third-party usage of the DTA facilities.

Excelven Pty Ltd

In September 2004, the Company, together with AMCI, entered into a subscription deed with Excelven Pty Ltd, pursuant to which each party agreed to acquire a 24.5% interest in Excelven for a purchase price of $5,000 in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela. The investment is accounted for under the equity method, and is included in other assets.  The Company made additional investments in Excelven totaling $29, $263, and $261 for the years ended December 31, 2008, 2007, and 2006, respectively.

The project, in the development stage, is challenged by political and economic uncertainties in Venezuela, and the government of Venezuela had previously expressed an interest in increasing ownership in Venezuelan natural resources.  In addition, the Venezuelan government has delayed the issuance of a permit that would allow Excelven to mine the coal.  In the fourth quarter of 2008, the Company concluded that it had exhausted all reasonable efforts to obtain a mining permit from the Venezuelan government and that it is no longer reasonable to assume that such a permit will be granted.  As a result, the Company has determined that its investment in Excelven was not recoverable and recorded an impairment charge of $4,534 to write off the remaining investment.

At December 31, 2008, 2007, and 2006, the Company’s investment in Excelven was $0, $4,884, and $5,821, respectively.

(27)	Income Taxes

The total income tax expense (benefit) provided on pre-tax income was allocated as follows:

	Year Ended December 31,
	2008	2007	2006

Continuing operations	$52,242	$9,965	$(21,705)
Discontinued operations	(11,035)	(1,335)	(8,814)
	$41,207	$8,630	$(30,519)

Significant components of income tax expense (benefit) from continuing operations were as follows:

	Year Ended December 31,
	2008	2007	2006

Current tax expense (benefit):
Federal	$49,470	$10,353	$18,592
State	13,526	(251)	3,942
	$62,996	$10,102	$22,534
Deferred tax expense (benefit):
Federal	$(9,678)	$(1,737)	$(36,530)
State	(1,076)	1,600	(7,709)
	$(10,754)	$(137)	$(44,239)
Total income tax expense (benefit):
Federal	$39,792	$8,616	$(17,938)
State	12,450	1,349	(3,767)
	$52,242	$9,965	$(21,705)

A reconciliation of the statutory federal income tax expense at 35% to income from continuing operations before income taxes and the actual income tax expense (benefit) is as follows:

	Year Ended December 31,
	2008	2007	2006

Federal statutory income tax expense	$87,795	$14,993	$38,113
Increases (reductions) in taxes due to:
Percentage depletion allowance	(22,508)	(9,851)	(6,345)
Extraterritorial income exclusion	(1,945)	-	(1,594)
Deduction for domestic production activities	(4,233)	-	(107)
State taxes, net of federal tax impact	7,906	872	4,492
Stock-based compensation not deductible	-	203	4,472
Change in valuation allowances	(16,966)	3,238	(63,236)
Loss disallowance	2,147	-	-
Other, net	46	510	2,500
Income tax expense (benefit)	$52,242	$9,965	$(21,705)

Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the consolidated financial statements include the following amounts:

	December 31,
	2008	2007
Deferred tax assets
Property, plant, and equipment	$39,966	$45,812
Asset retirement obligation	38,710	35,346
Other liabilities	23,821	17,828
Postretirement medical benefits	23,859	21,233
Alternative minimum tax credit carryforwards	13,507	23,933
Goodwill	13,223	14,415
Workers' compensation benefits	3,988	3,764
Deferred gains on sales of property investments	1,236	1,562
Other Assets	1,061	811
Net operating loss carryforwards	-	887
Gross deferred tax assets	159,371	165,591
Less valuation allowance	(21,324)	(44,368)
Total net deferred tax assets	138,047	121,223

Deferred tax liabilities
Other assets	(1,129)	(1,691)
Prepaid insurance and other prepaid expenses	(5,333)	(20,117)
Advanced mining royalties	(6,261)	(4,527)
Virginia tax credit	(8,474)	(7,511)
Convertible senior notes discount	(33,161)	-
Total deferred tax liabilities	(54,358)	(33,846)
Net deferred tax asset	$83,689	$87,377

The breakdown of the net deferred tax asset as recorded in the accompanying consolidated balance sheets is as follows:

	December 31,
	2008	2007

Current liability	$-	$(9,753)
Noncurrent asset	83,689	97,130
Total net deferred tax asset	$83,689	$87,377

Changes in the valuation allowance during the year ended December 31, 2008 were as follows:

Valuation allowance at December 31, 2007	$44,368
Increase in valuation allowance not affecting income tax expense	1,473
Decrease in valuation allowance recorded as a reduction to income tax expense - continuing operations	(16,930)
Increase in valuation allowance recorded as an increase to income tax expense - discontinued operations	5,551
Decrease in valuation allowance not affecting income tax expense -
adoption of FSP APB 14-1	(13,138)
Valuation allowance at December 31, 2008	$21,324

The increase in the valuation allowance not affecting income tax expense relates to items recorded in other comprehensive income and includes the impact of SFAS 158 and the interest rate swap. The Company's valuation allowance of $21,324 as of December 31, 2008 includes a full valuation allowance against the $13,507 Alternative Minimum Tax (“AMT”) credit carry-forward, which is available for an unlimited carry-forward period to offset regular federal income tax in excess of the AMT. The remaining valuation allowance is being maintained primarily to account for the expectation that the Company will be a perpetual AMT taxpayer at a 20% effective tax rate.

The Company has concluded that it is more likely than not that deferred tax assets, net of valuation allowances, currently recorded will be realized.  The amount of the valuation allowance takes into consideration the Alternative Minimum Tax system as required by SFAS 109. The Company monitors the valuation allowance each quarter and makes adjustments to the allowance as appropriate.

The Company adopted the provisions of Financial Standards Accounting Board Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of SFAS 109 on January 1, 2007. As a result of the adoption of FIN 48, the Company recognized no adjustment in the unrecognized income tax benefits that existed at December 31, 2006. Total amount of unrecognized tax benefits that would affect the Company’s effective tax rate if recognized is $2,828 as of December 31, 2008.  This amount takes into consideration that a valuation allowance would be recorded against certain deferred tax assets if unrecognized tax benefits were settled.  The Company does not anticipate that total unrecognized benefits recorded as of December 31, 2008 will significantly change during the next twelve months.

The Company’s policy is to classify interest and penalties related to uncertain tax positions as part of income tax expense. As of December 31, 2008, the Company has recorded accrued interest expense of $145.  In addition, the Company has accrued interest income of $488 for those uncertain positions where no additional cash taxes are projected due.

The following reconciliation illustrates the Company’s liability for uncertain tax positions:

	December 31,
	2008	2007
Unrecognized tax benefits – beginning of period	$5,500	$1,437
Gross increases – tax positions in prior period	14	517
Gross decreases – tax positions in prior period	(642)	(857)
Gross increases – current period tax positions	2,357	4,403
Settlements	-	-
Lapse of statute of limitations	-	-
Unrecognized tax benefits - end of period	$7,229	$5,500

Tax years 2005, 2006, and 2007 remain open to federal and state examination.  The Internal Revenue Service initiated a corporate income tax audit during first quarter 2007 for the Company’s 2005 tax year.  The audit is still ongoing.  Proposed adjustments to date have been included in the provision calculation, and the Company expects the examination to last through the second quarter of 2010.

(28)	Quarterly Financial Information (Unaudited)

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Total revenues from continuing operations	$493,056	$701,767	$694,243	$576,348
Income from continuing operations	27,989	70,606	66,107	33,897
Income (loss) from discontinued operations
attributable to Alpha Natural Resources, Inc.	(2,459)	(3,474)	1,324	(28,289)
Net income attributable to Alpha Natural Resources, Inc.	25,530	67,132	67,431	5,608
Basic earnings per share - income from continuing operations	0.43	1.02	0.95	0.49
Basic earnings per share - income (loss) from discontinued operations	(0.04)	(0.05)	0.02	(0.41)
Diluted earnings per share - income from continuing operations	0.43	0.99	0.92	0.49
Diluted earnings per share - income (loss) from discontinued operations	(0.04)	(0.05)	0.02	(0.41)
Basic earnings per share - net income	0.39	0.97	0.96	0.08
Diluted earnings per share - net income	0.39	0.94	0.93	0.08

Income (loss) from continuing operations for the quarter ended December 31, 2008 includes a $56,315 pre-tax net gain reflecting proceeds less transaction costs from the $70,000 payment received from Cliffs upon termination of its planned merger with the Company,  a pre-tax unrealized loss of $36,171 related to change in fair value of derivative contracts,  a pre-tax $12,300 charge to coal revenue relating to a coal contract settlement, a pre-tax impairment charge of $4,534 related to the Company’s equity investment in the Excelven joint venture, and an income tax charge of $8,035 to increase the valuation allowance for deferred tax assets.  Included in discontinued operations for the quarter ended December 31, 2008 is a pre-tax $30,172 charge related to the closure of the Whitetail Kittanning mine complex.

	Year Ended December 31, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Total revenues from continuing operations	$409,064	$412,799	$487,298	$488,058
Income from continuing operations	8,313	5,978	10,729	7,853
Income (loss) from discontinued operations
attributable to Alpha Natural Resources, Inc.	36	(1,231)	(1,780)	(2,164)
Net income attributable to Alpha Natural Resources, Inc.	8,349	4,747	8,949	5,689
Basic earnings per share - income from continuing operations	0.13	0.09	0.17	0.12
Basic earnings per share - loss from discontinued operations	-	(0.02)	(0.03)	(0.03)
Diluted earnings per share - income from continuing operations	0.13	0.09	0.17	0.12
Diluted earnings per share - loss from discontinued operations	-	(0.02)	(0.03)	(0.03)
Basic earnings per share - net income	0.13	0.07	0.14	0.09
Diluted earnings per share - net income	0.13	0.07	0.14	0.09

Net income for the quarter ended December 31, 2007 included a pre-tax unrealized gain of $6,673 related to the change in fair value of derivative contracts.

	Year Ended December 31, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Total revenues from continuing operations	$462,214	$468,974	$456,821	$445,985
Income from continuing operations	27,091	23,228	15,013	65,268
Income (loss) from discontinued operations
attributable to Alpha Natural Resources, Inc.	120	(100)	(469)	(1,983)
Net income attributable to Alpha Natural Resources Inc.	27,211	23,128	14,544	63,285
Basic and diluted earnings per share- income from continuing operations	0.43	0.36	0.24	1.01
Basic and diluted earnings per share - loss from discontinued operations	-	-	(0.01)	(0.03)
Basic and diluted earnings per share - net income	0.43	0.36	0.23	0.98

Net income for the quarter ended December 31, 2006 included a charge to discontinued operations of $7,000 for a contract buyout of a multi-year legacy coal supply agreement and an income tax benefit of $52,160 for a reversal of a deferred tax asset valuation allowance.

(29)	Subsequent Event

    On May 11, 2009, the Company entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, the Company will merge in an all-stock transaction with Foundation Coal Holdings, Inc.  Under the terms of the definitive merger agreement, Foundation stockholders will receive 1.084 shares of the new company for each share of Foundation, and each share of Alpha will automatically become one share of the combined company. This will result in Foundation stockholders owning approximately 41 % and Alpha stockholders owning approximately 59 % of the new company on a fully diluted basis.

The transaction is subject to approval by Foundation and Alpha shareholders, receipt of required regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the satisfaction of other customary closing conditions.  The transaction is expected to be completed by the end of 2009.  The merger agreement contains certain customary and reciprocal termination rights for the parties, including the right of each party to terminate the Merger Agreement to enter into a written definitive agreement for a "Superior Proposal," and provides that, upon termination of the merger agreement for such reason and in other specified circumstances, Foundation may be required to pay Alpha a termination fee of $53,100, or Alpha may be required to pay Foundation a termination fee of $75,400.